U.S. $100,000,000

                       CREDIT AGREEMENT

                 Dated as of October 6, 1995

                            Among

                    INTERGRAPH CORPORATION

                         as Borrower,
                         -----------

                 THE LENDERS PARTY HERETO,

                 THE ISSUERS PARTY HERETO,

                            and

                    CITICORP USA, INC.,

                          as Agent
                          --------




                      TABLE OF CONTENTS


                                                            Page

                          ARTICLE I
               DEFINITIONS AND ACCOUNTING TERMS

     1.1.   Defined Terms                                      1
     1.2.   Computation of Time Periods                       34
     1.3.   Accounting Terms                                  35
     1.4.   Certain Terms                                     35

                          ARTICLE II
       AMOUNTS AND TERMS OF THE REVOLVING CREDIT LOANS

     2.1.   The Revolving Credit Loans                        35
     2.2.   Making the Revolving Credit Loans                 36
     2.3.   Fees                                              38
     2.4.   Reduction and Termination of the Revolving
            Credit Commitments                                38
     2.5.   Repayment                                         39
     2.6.   Prepayments                                       39
     2.7.   Conversion/Continuation Option                    40
     2.8.   Interest                                          41
     2.9.   Interest Rate Determination                       42
     2.10.  Increased Costs, Etc.                             42
     2.11.  Payments and Computations                         43
     2.12.  Taxes                                             45
     2.13.  Sharing of Payments, Etc.                         47
     2.14.  Letter of Credit Facility                         48
     2.15.  Cash Collateral Account                           54
     2.16.  Segmentation of the Revolving Credit Commitment   57

                          ARTICLE III
                     CONDITIONS OF LENDING

     3.1.   Conditions Precedent to Initial
            Revolving Credit Loans and Letters of Credit      57
     3.2.   Additional Conditions Precedent to Initial
            Revolving Credit Loans and Letters of Credit      63
     3.3.   Conditions Precedent to Each Revolving Credit
            Loan and Letter of Credit                         64

                         ARTICLE IV
                REPRESENTATIONS AND WARRANTIES

     4.1.   Corporate Existence; Compliance with Law          65
     4.2.   Corporate Power; Authorization;
            Enforceable Obligations                           66
     4.3.   Taxes                                             67
     4.4.   Full Disclosure                                   68
     4.5.   Financial Matters                                 68
     4.6.   Litigation                                        69
     4.7.   Margin Regulations                                69
     4.8.   Subsidiaries                                      69
     4.9.   ERISA                                             70
     4.10.  Liens                                             70
     4.11.  No Burdensome Restrictions; No Defaults           70
     4.12.  No Other Ventures                                 71
     4.13.  Investment Company Act; Public Utility
            Holding Company Act                               71
     4.14.  Insurance                                         72
     4.15.  Labor Matters                                     72
     4.16.  Force Majeure                                     72
     4.17.  Use of Proceeds                                   72
     4.18.  Environmental Matters                             73
     4.19.  Intellectual Property                             74
     4.20.  Title                                             75
     4.21.  Restricted Payments                               75
     4.22.  SEC Documents                                     76

                               ARTICLE V
                         FINANCIAL COVENANTS

     5.1.   Fixed Charge Coverage Ratio                       76
     5.2.   Interest Coverage Ratio                           77
     5.3.   Maintenance of Net Worth                          78
     5.4.   Capital Expenditures, Etc.                        78

                             ARTICLE VI
                       AFFIRMATIVE COVENANTS

     6.1.   Compliance with Laws, Etc.                        79
     6.2.   Conduct of Business                               79
     6.3.   Payment of Taxes, Etc.                            80
     6.4.   Maintenance of Insurance                          80
     6.5.   Preservation of Corporate Existence, Etc.         80
     6.6.   Access                                            80
     6.7.   Keeping of Books                                  81
     6.8.   Maintenance of Properties, Etc.                   81
     6.9.   Performance and Compliance with Other Covenants   81
     6.10.  Application of Proceeds                           82
     6.11.  Financial Statements                              82
     6.12.  Reporting Requirements                            84
     6.13.  Employee Plans                                    88
     6.14.  Fiscal Year                                       88
     6.15.  Borrowing Base Determination                      88
     6.16.  Environmental                                     89
     6.17.  Cash Management System                            89
     6.18.  Management Consulting Firm.                       89
     6.19.  Foreign Accounts Receivable                       89
     6.20.  Landlord Waivers and Consents                     90
     6.21.  Government Contracts                              90
     6.22.  Lockbox Agreements                                90
     6.23.  Pledged Shares                                    91
     6.24.  Alabama Real Property Documents                   91

                        ARTICLE VII
                     NEGATIVE COVENANTS

     7.1.   Liens, Etc.                                       92
     7.2.   Indebtedness                                      94
     7.3.   Lease Obligations; Sale/Leasebacks                96
     7.4.   Restricted Payments                               97
     7.5.   Mergers, Stock Issuances, Sale of Assets, Etc.    97
     7.6.   Investments in Other Persons                      99
     7.7.   Maintenance of Ownership of Subsidiaries         101
     7.8.   Change in Nature of Business                     101
     7.9.   Modification of Material Agreements              102
     7.10.  Accounting Changes                               102
     7.11.  Transactions with Affiliates                     102
     7.12.  Interest Rate Contracts; Currency Agreements     103
     7.13.  Cancellation of Indebtedness Owed to It          103
     7.14.  New Subsidiaries                                 103
     7.15.  Capital Structure of the Borrower and
            its  Subsidiaries                                104
     7.16.  No Speculative Transactions                      104
     7.17.  Environmental                                    104
     7.18.  Bank Accounts                                    104
     7.19.  Prohibition on Negative Pledges                  104
     7.20.  Compensation                                     105


                         ARTICLE VIII
                       EVENTS OF DEFAULT


     8.1.   Events of Default                                105
     8.2.   Remedies                                         108
     8.3.   Actions in Respect of Letters of
            Credit and Other Obligations                     108


                         ARTICLE IX
                          THE AGENT

     9.1.   Authorization and Action                         109
     9.2.   Agent's Reliance, Etc.                           110
     9.3.   Citicorp USA and Affiliates                      110
     9.4.   Lender Credit Decision                           111
     9.5.   Indemnification                                  111
     9.6.   Successor Agent                                  112


                          ARTICLE X
                        MISCELLANEOUS

     10.1.  Amendments, Etc.                                113
     10.2.  Notices, Etc.                                   114
     10.3.  No Waiver; Remedies                             114
     10.4.  Costs; Expenses; Indemnities                    115
     10.5.  Right of Set-off                                118
     10.6.  Binding Effect                                  118
     10.7.  Assignments and Participations                  118
     10.8.  Governing Law                                   122
     10.9.  Submission to Jurisdiction; Service of
            Process                                         123
     10.10. Section Titles                                  123
     10.11. Execution in Counterparts                       123
     10.12. Entire Agreement                                123
     10.13. Confidentiality                                 124
     10.14. Waiver of Jury Trial                            124




          CREDIT AGREEMENT, dated as of October 6, 1995, among Intergraph Corporation, a Delaware corporation (the "Borrower"), the financial institutions listed on the signature pages hereof as lenders (each individually a "Lender" and collectively the "Lenders"), the financial institutions listed on the signature pages hereof as issuers of letters of credit hereunder (each individually an "Issuer" and collectively the "Issuers"), and Citicorp USA, Inc. ("Citicorp USA"), as agent for the Lenders and the Issuers (in such capacity, the "Agent").


                   W I T N E S S E T H :

          WHEREAS, the Borrower has requested that the Lenders make revolving credit advances to the Borrower of up to $100,000,000 in aggregate principal amount outstanding at any one time for the purposes hereinafter specified; and

          WHEREAS, the Lenders are willing to make funds available for such purposes upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Borrower has requested that the Issuers provide the Borrower with letters of credit for the purposes hereinafter specified, and the Issuers are willing to issue letters of credit for such purposes upon the terms and subject to the conditions contained herein;

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

                             ARTICLE I
                  DEFINITIONS AND ACCOUNTING TERMS

          1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Accounts" has the meaning specified in the Borrower Security Agreement in the case of the Borrower and in each Subsidiary Security Agreement in the case of Intergraph Canada.

          "Affiliate" means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner of such Person, and each Person who is the beneficial owner of 10% or more of any class of voting Stock of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agent" has the meaning specified in the first paragraph of this Agreement.

          "Agreement" means this Credit Agreement, together with all Schedules and Exhibits, as the same may be amended, supplemented or otherwise modified from time to time.

          "Alabama Real Property" means all of the real property located in Madison County, Alabama owned by the Borrower.

          "Alberta Subsidiary Security Agreement" means an agreement, in substantially the form of Exhibit G-2, executed by Intergraph Canada, as such agreement may be amended, supplemented or otherwise modified from time to time.

          "Applicable Base Rate Margin" means, with respect to any Base Rate Loan, 1.75% per annum.

          "Applicable Eurodollar Rate Margin" means, with respect to any Eurodollar Rate Loan, 2.75% per annum.

          "Applicable Lending Office" means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

          "Asset Sale" means any sale or other disposition, or series of sales or other dispositions (including, without limitation, by merger or consolidation, and whether by operation of law or otherwise), made on or after the Closing Date by the Borrower and/or any Guarantor to any Person of (i) all or substantially all of the outstanding Stock of any Guarantor, (ii) all or substantially all of the assets, or the assets of any division, of the Borrower or any Guarantor, or (iii) any other asset or assets which individually or in the aggregate yield proceeds in excess of $1,000,000 in any Fiscal Year; provided, however, that any sale or other disposition permitted pursuant to Sections 7.5(b), (c)(i), (ii), (iii) and (v), shall not constitute an Asset Sale for purposes of this Agreement.

          "Asset Sale Proceeds" means cash payments received by the Borrower or any Guarantor (including, without limitation, any cash payments received by way of deferred payment of principal (but not interest)) pursuant to a note or receivable or otherwise and any cash realized from any disposition of non-cash proceeds received by the seller, but only as and when received, in each case net of the amount of (a) brokers' and advisors' fees and commissions payable other than to an Affiliate of the Borrower to be payable as a direct consequence of such Asset Sale, (b) all foreign, federal, state and local taxes estimated in good faith by the Borrower and any Guarantor to be attributable to such Asset Sale and payable within twelve months of receipt of such cash proceeds including, without limitation, in connection with the payment of a dividend or the making of a distribution by a Guarantor of such payments to the Borrower or any other Guarantor (including, without limitation, taxes withheld in connection with the repatriation of such proceeds), net of any tax benefits derived in respect of such dividend or distribution, (c) the fees and expenses attributable to such Asset Sale, to the extent not included in clause (a) above, except to the extent payable to any Affiliate of the Borrower, and (d) any amount required to be paid to any Person (other than the Borrower or any Guarantor) owning a beneficial interest in the property or assets subject to such Asset Sale. For the purposes of this definition, an Asset Sale shall be deemed to include, without limitation, (i) any award of compensation for any asset or property or group thereof taken by condemnation or eminent domain and insurance proceeds for the loss of or damage to any asset or property and
(ii) all insurance proceeds for damage to any asset or assets employed by the Borrower or any Guarantor in the operation of its business (including, without limitation, assets constituting property, plant or equipment).

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, in substantially the form of Exhibit J, and accepted by the Agent.

          "Available Credit" means, at any time, an amount equal to (a) the lower of (i) the aggregate of the then effective Revolving Credit Commitments of the Lenders, and (ii) the Borrowing Base at such time minus
(b) the sum of (i) the outstanding principal amount of the Revolving Credit Loans at such time, (ii) the Letter of Credit Undrawn Amounts at such time,
(iii) the Reimbursement Obligations at such time, and (iv) $5,000,000 in respect of the Borrower's exposure under Interest Rate Contracts and Currency Agreements or, at the option of the Agent, subject to Section 7.12, such other amount as determined at such time by the Agent using its customary practices and criteria.

          "Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at any time to the then highest of:

          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

          (b) the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the maximum annual assessment rates payable to the Federal Deposit Insurance Corporation (or any successor) by banks which are members of the Bank Insurance Fund for insuring U.S. dollar deposits in the United States; and

          (c) the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum plus (ii) the Federal Funds Rate.

          "Base Rate Loan" means any outstanding principal amount of the Revolving Credit Loans of any Lender that bears interest with reference to the Base Rate.

          "Borrower" has the meaning specified in the first paragraph of this Agreement.

          "Borrower Intellectual Property Security Agreement" means an agreement in substantially the form of Exhibit G-4, executed by the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

          "Borrower Letter of Credit Reimbursement Agreement" has the meaning specified in Section 2.14(d).

          "Borrower Security Agreement" means an agreement, in substantially the form of Exhibit G-1, executed by the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

          "Borrowing Base" means, at any time, an amount equal to the sum of up to (as determined by the Agent, in its sole discretion, subject to Section 10.1) (i) the advance rates applicable to the face amount of Eligible Receivables as set forth in the Borrowing Base Certificate; provided, however, that the portion of the Borrowing Base comprised of receivables not evidenced by an invoice or other writing in form acceptable to the Agent, in its sole discretion, shall not exceed $10,000,000 in the aggregate at any time exclusive of those receivables where goods have already been shipped or services have already been performed and for which no invoice or other writing has yet been created but which will be created within 30 days after the date such goods were shipped or such services were performed, (ii) the advance rates applicable to Eligible Inventory as set forth in the Borrowing Base Certificate, (iii) $13,000,000 with respect to Eligible Machinery and Equipment; provided, however, that the aggregate amount of Eligible
Machinery and Equipment shall be reduced by the appraised value of any Eligible Machinery and Equipment sold, or if no such appraised value is available, such amount as determined by the Agent, (iv) $4,750,000 with respect to Eligible Real Property; provided, however, that the aggregate amount of Eligible Real Property shall be reduced by the appraised value of any Eligible Real Property sold, or if no such appraised value is available, such amount as determined by the Agent, and (v) 100% of the amount of Cash and Cash Equivalents in the Cash Collateral Account, less, in each case, such reserves as the Agent, in its sole discretion, may deem appropriate.

          "Borrowing Base Certificate" means a certificate, in substantially the form of Exhibit K.

          "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to a Eurodollar Rate Loan, a day on which dealings are also carried on in the London interbank market.

          "Canadian Guaranty" means a guaranty, in substantially the form of Exhibit H-2, executed by Intergraph Canada, as such Guaranty may be amended, supplemented or otherwise modified from time to time.

          "Capital Expenditures" means, for any Person for any period, the aggregate of (a) all cash expenditures made by such Person and its Subsidiaries, except interest capitalized during construction, during such period for property, plant or equipment, including, without limitation, renewals, improvements, replacements and capitalized repairs, that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP and (b) without duplication, the principal amount of all Indebtedness incurred or assumed to finance any such additions to property, plant and equipment; provided, however, that Capital Expenditures shall not include any expenditures made by any Subsidiaries of the Borrower in connection with the BEST Australia Project but only to the extent such Project is funded on a project finance or other independent basis.

          "Capitalized Lease" means, as to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in conformity with GAAP.

          "Capitalized Lease Obligations" means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

          "Capitalized Software Development Costs" means, with respect to the Borrower for any period, the amount of all software development costs which have been capitalized in accordance with past practice on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in conformity with GAAP.

          "Cash Collateral Account" has the meaning specified in Section
2.15(a).

          "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (b) overnight bank deposits made with any Lender, (c) certificates of deposit, time deposits of any nature and bankers' acceptances of either any Lender or any commercial bank organized under the laws of the United States of America or any state thereof that has a combined capital and surplus of at least $500,000,000, having maturities of six months or less from the date of acquisition, (d) commercial paper of an issuer rated at least "A-1" by Standard & Poor's Rating Group or "P-1" by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, having maturities of six months or less from the date of acquisition, and (e) repurchase obligations for underlying securities of the type described in clause (a) above; provided, however, that such repurchase obligations do not have a term of longer than seven days from the date of acquisition thereof and such repurchase obligations are with a counterparty that is a financial institution organized or licensed under the laws of the United States of America or any state thereof that has a combined capital and surplus of at least $500,000,000.

          "Cash Interest Expense" means, for any Person for any period, the Net Interest Expense of such Person for such period, plus (a) interest expense capitalized during construction for such period to the extent deducted in the determination of such Net Interest Expense, less (b) Non-Cash Interest Expense of such Person for such period.

          "CERCLA" has the meaning specified in the definition of "Environmental Laws".

          "Change of Control" means (i) the acquisition by any Person or group determined in accordance with Section 13(d) of the Exchange Act as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of Stock or Stock Equivalents of the Borrower representing ownership of or the right to acquire at least 25% of the Voting Stock of the Borrower or (ii) individuals who were directors of the Borrower on the date hereof shall at any time cease to constitute a majority of the board of directors of the Borrower unless the election, or the nomination for election by the Borrower's stockholders, of each new director was approved by a vote of at least a majority of the board of directors then still in office who were directors on the date hereof (including for these purposes (but, in the case of a successor, without duplication) any new directors whose election or nomination was so approved).

          "Citibank" means Citibank, N.A., a national banking association.

          "Citicorp USA" has the meaning specified in the first paragraph of this Agreement.

          "Closing Date" means the first date on which a Revolving Credit Loan is made or a Letter of Credit is issued.

          "Code" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

          "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is purported to be granted in favor of the Secured Parties under any of the Collateral Documents, except to the extent such property or interests have been released from such Lien in accordance with the terms of the applicable Collateral Document.

          "Collateral Documents" means the Borrower Security Agreement, the Subsidiary Security Agreements, the Borrower Intellectual Property Security Agreement, the Pledge Agreement, the Mortgages, the Lockbox Agreements and any other document executed and delivered by a Loan Party or a Designated Subsidiary granting a Lien in favor of the Secured Parties on any of its property to secure payment of the Obligations.

          "Commitment Fee" has the meaning specified in Section 2.3(a).

          "Compensation" means, with respect to any Person, all payments and accruals commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payments in respect of stock option or phantom stock option or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, made to or accrued for the account of such Person or otherwise for the direct or indirect benefit of such Person.

          "Contaminant" means any substance, material or waste regulated or forming the basis of liability under any applicable Environmental Law, including, without limitation, any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or asbestos containing material, polychlorinated biphenyls, urea, formaldehyde and any constituent of any such substance or waste.

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations of a Person include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person, and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement relating to Indebtedness, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the obligor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, or (v) to supply funds to or in any other manner invest in such other Person (including, without limitation, to pay for property or services irrespective of whether such property is received or such services are rendered) in connection with Indebtedness of such other Person, if in the case of any agreement described under subclause (i), (ii), (iii), (iv) or (v) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the outstanding amount of the Indebtedness so guaranteed or otherwise supported.

          "Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding, in each of the foregoing cases, a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject, including, without limitation, any Government Contract of such Person.

          "Cost Reduction Plan" means that certain cost reduction plan of the Borrower, dated August 13, 1995, a copy of which was previously delivered by the Borrower to the Agent.

          "Cumulative EBITDA" means, with respect to the Borrower through any date, the cumulative EBITDA of the Borrower since September 1, 1995 through such date with such period being considered a single accounting period.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

          "Current Assets" means, with respect to any Person at any date, the total consolidated current assets of such Person and its Subsidiaries at such date, determined in conformity with GAAP.

          "Current Liabilities" means, with respect to any Person at any date, the total consolidated current liabilities of such Person and its Subsidiaries at such date, determined in conformity with GAAP, other than, in the case of the Borrower and its Subsidiaries, liabilities in respect of the Obligations.

          "Default" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

          "Designated Subsidiary" means each of those foreign Subsidiaries of the Borrower listed on Schedule 1.1(b).

          "Designated Subsidiary Letter of Credit Reimbursement Agreement" has the meaning specified in Section 2.14(d).

          "DOL" means the United States Department of Labor, or any successor thereto.

          "Dollars" and the sign "$" each mean the lawful money of the United States of America.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule II or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "EBITDA" means, for any Person for any period, the Net Income
(Loss) of such Person for such period taken as a single accounting period, plus (a) the sum of the following amounts of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense, (iii) interest expense, (iv) income tax expense to the extent actually paid during such period, (v) extraordinary losses (and other losses on Asset Sales not otherwise included in extraordinary losses determined on a consolidated basis in conformity with GAAP) and (vi) non-cash charges (including the cumulative effect of accounting changes), less (b) the sum of the following amounts of such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) extraordinary gains (and other gains on Asset Sales not otherwise included in extraordinary gains determined on a consolidated basis in conformity with GAAP), (ii) the Net Income (Loss) of any other Person that is accounted for by the equity method of accounting except to the extent of the amount of dividends or distributions paid to such Person, (iii) the Net Income (Loss) of any other Person acquired by such Person or a Subsidiary of such Person in a transaction accounted for as a pooling of interests for any period prior to the date of such acquisition and (iv) non-cash credits (including the cumulative effect of accounting changes).

          "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, as long as that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands,
(c) the central bank of any country which is a member of the OECD, (d) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $250,000,000, (e) any Lender and (f) any Affiliate of any Lender.

          "Eligible Inventory" means, Inventory of the Borrower and Intergraph Canada (i) in which the Agent has a fully perfected first priority Lien, (ii) with respect to which no warranty contained in any of the Loan Documents has been breached, (iii) which is not, in the reasonable opinion of the Agent, obsolete or unmerchantable, (iv) for which the Agent has received a Landlord Waiver and Consent, if appropriate, and (v) which the Majority Lenders, acting in their reasonable credit judgment, deem to be Eligible Inventory, based on such credit and collateral considerations as such Majority Lenders may deem appropriate. Eligible Inventory shall be valued at the lower of the weighted average cost basis or market value.

          "Eligible Machinery and Equipment" means the machinery and equipment of the Borrower (to the extent owned by the Borrower) described in the appraisal from AccuVal Associates, Incorporated, dated July 10, 1995, a copy of which has previously been delivered by the Borrower to the Agent (or in any appraisal conducted after the date hereof pursuant to Section 6.12(o), which appraisal shall be in form and substance satisfactory to the Agent), in which the Agent has a fully perfected first priority Lien.

          "Eligible Real Property" means the real property of the Borrower (to the extent owned by the Borrower) described in the appraisals from Jackson-Cross Company, dated July 10, 1995 and July 12, 1995, copies of which have previously been delivered by the Borrower to the Agent (or in any appraisal conducted after the date hereof pursuant to Section 6.12(o), which appraisal shall be in form and substance satisfactory to the Agent), in which the Agent has a fully perfected first priority Lien.

          "Eligible Receivables" means the gross outstanding balance, less all finance charges, late fees and other fees which are unearned, and credits and allowances granted, of those Accounts of the Borrower or Intergraph Canada arising out of sales, leases or licenses of Inventory, merchandise, goods or services in the ordinary course of business, made by the Borrower and Intergraph Canada to a Person which is not an Affiliate of the Borrower or Intergraph Canada, which are not in dispute, and which constitute Collateral in which the Agent has a fully perfected first priority security interest and, if the account debtor is a Governmental Authority and the transaction represented thereby is in excess of $1,000,000, the Borrower or Intergraph Canada has assigned its rights to payment of such account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a United States federal Governmental Authority, or to applicable state law, if any, in the case of any other domestic Governmental Authority, or to applicable Canadian federal or provincial law, if any, in the case of a Canadian Governmental Authority, and, if requested by the Majority Lenders, such assignment has been accepted and acknowledged by the appropriate government officers, except that (i) no such assignment shall be required for those Accounts which, pursuant to the terms of the Government Contract relating thereto, are classified and are prohibited from being disclosed and (ii) those Accounts where the account debtor is a state Governmental Authority shall not be excluded from being an Eligible Receivable for a period of 60 days from the Closing Date merely because no such assignment of the account relating thereto shall have been made; provided, however, that, unless consented to by the Majority Lenders, an Account shall in no event be an Eligible Receivable if:

          (a) (i) with respect to any account debtor other than a Governmental Authority, such Account is more than (x) 60 days past due according to the original terms of sale or (y) 90 days past the original invoice date thereof and (ii) with respect to any account debtor that is a Governmental Authority, such Account is more than (x) 90 days past due according to the original terms of sale or (y) 120 days past the original invoice date thereof; or

          (b) any representation or warranty contained in this Agreement or any other Loan Document is not true and correct with respect to such
Account; or

          (c) the account debtor on such Account has disputed liability or made any material claim with respect to any other Account due from such account debtor to the Borrower or any of the Guarantors and such account debtor has refused to pay any or all other Accounts owing to the Borrower or any of its Subsidiaries until such disputed liability is resolved; or

          (d) the account debtor on such Account has filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other U.S. or Canadian federal or provincial law relating to bankruptcy, insolvency, reorganization or relief of debtors; made an assignment for the benefit of creditors; had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law; has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

          (e) the account debtor on such Account is also a supplier to or creditor of the Borrower or any of the Guarantors; provided, however, that only that portion of the Accounts of such account debtor that would otherwise constitute Eligible Receivables as is equal to the estimated amount of payables owing by the Borrower or its Subsidiaries to such account debtor, as determined by the Agent, in its sole discretion, shall be deemed ineligible solely by reason of this clause (e); and provided further that, if such account debtor has agreed, in writing to the satisfaction of the Agent, not to offset any of its accounts with the Borrower or any of the Guarantors, no amount shall be deemed ineligible solely by reason of this clause (e); or

          (f) the sale represented by such Account is to an account debtor outside the United States or Canada, unless the sale is on letter of credit or acceptance terms acceptable to the Agent, in its sole judgment; or

          (g) the sale to such account debtor on such Account is on a bill-and-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis; or

          (h) such Account is subject to a Lien in favor of any Person other than the Secured Parties; or

          (i) such Account is subject to any material deduction, offset, counterclaim, return privilege or other conditions; or

          (j) the account debtor on such Account is located in New Jersey or Minnesota, unless the Borrower is the obligee on such Account and (i) has received a certificate of authority to do business and is in good standing in such state or (ii) has filed a Notice of Business Activities Report with the appropriate office or agency of such state for the current year; or

          (k) the Agent, in accordance with its customary criteria, deems such Account ineligible; or

          (l) 50% or more of the outstanding Accounts of the account debtor or such Account that constituted Eligible Receivables at the time they arose have become, or have been determined by the Agent to be, ineligible; or

          (m) the sale represented by such Account is denominated in other than Dollars or, with respect to sales made by Intergraph Canada, in other than Canadian Dollars, except for sales made by the Borrower that are not denominated in Dollars to the extent, at the date of determination, not in excess of $5,000,000 determined on a spot equivalent basis; or

          (n) the Agent believes, in its sole discretion, that the collection of such Account is insecure or that such Account may not be paid; or

          (o) the Borrower or any Guarantor, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

          (p) Accounts of such account debtor (other than those account debtors which are (i) Governmental Authorities or (ii) approved by the Majority Lenders) represent more than 10% of the Eligible Receivables at such time or such account debtor is approved by the Agent and Accounts of such account debtor represent more than 15% of the Eligible Receivables at such time, except that, in either case, only the amount in excess of the specified percentage shall be deemed ineligible solely by reason of this clause (p) and then only to the extent that the payment of such excess is not covered by a letter of credit or such other assurance of payment as is acceptable to the Agent, in its sole judgment.

          "Environmental Laws" means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human or employee health, safety, the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. Section 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); and the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.), and their state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes, including, without limitation, the New Jersey Industrial Site Recovery Act (N.J. Stat. Ann. Section 13:1K-6 et seq.).

          "Environmental Liabilities and Costs" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies and Remedial Actions), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, and which relate to any environmental, health or safety condition, or a Release or threatened Release, and result from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

          "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

          "Environmental Reports" has the meaning specified in Section 3.2(c).

          "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

          "ERISA Affiliate" means any Person, or trade or business (whether or not incorporated) under common control with the Borrower or any of its Subsidiaries within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

          "ERISA Event" means (a) a reportable event described in Section 4043(b)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title
IV Plan or a Multiemployer Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to
Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (e) the institution by the PBGC of proceedings to terminate a Title IV Plan or Multiemployer Plan or to appoint a trustee to administer any Title IV Plan, (f) the failure to make any contribution required by applicable law to a Qualified Plan, (g) the insolvency or notice of reorganization of a Multiemployer Plan, (h) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA or (i) a non-exempt prohibited transaction with respect to a Qualified Plan for which the Borrower or any of its Subsidiaries has liability.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" below its name on Schedule II (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Eurodollar Rate" means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate of interest determined by the Agent to be the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

          "Eurodollar Rate Loan" means any outstanding principal amount of the Revolving Credit Loans of any Lender that, for an Interest Period, bears interest at a rate determined with reference to the Eurodollar Rate.

          "Eurodollar Rate Reserve Percentage" for any Interest Period means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities which includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

          "Event of Default" has the meaning specified in Section 8.1.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Executive Loan Program" means that certain loan program for executive officers of the Borrower, as amended, dated March 17, 1994.

          "Fair Market Value" means (a) with respect to any asset (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the seller, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date and are still valid, as set forth in such appraisal, and (b) with respect to any marketable security at any date, the closing sale price of such security on the business day (on which any national securities exchange is open for the normal transaction of business) next preceding such date, as appearing in any published list of any national securities exchange or in the National Market List of the National Association of Securities Dealers, Inc. or, if there is no such closing sale price of such security, the final price for the purchase of such security quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Fiscal Quarter" means each of the three month periods ending on March 31, June 30, September 30 and December 31.

          "Fiscal Year" means the twelve-month period ending on December 31.

          "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (a) the EBITDA of such Person for such period less the sum of (i) Capital Expenditures of such Person for such period,
(ii) Capitalized Software Development Costs of such Person for such period and (iii) the increase, if any, in the Working Capital of such Person at the end of such period from the Working Capital of such Person at the beginning of such period plus the sum of (i) all rentals of such Person for such period included within the calculation of the Fixed Charges of such Person for such period and (ii) the decrease, if any, in the Working Capital of such Person at the end of such period from the Working Capital of such Person at the beginning of such period to (b) the Fixed Charges of such Person for such period.

          "Fixed Charges" means, for any Person for any period, the sum, without duplication, of (a) the Cash Interest Expense of such Person for such period, (b) all rentals under leases of real, personal or mixed property in respect of such period which are reflected as expenses on the statements of income for such period by such Person and each of its Subsidiaries determined on a consolidated basis in conformity with GAAP,
(c) the principal amount of Indebtedness for borrowed money of such Person and each of its Subsidiaries determined on a consolidated basis in conformity with GAAP having a scheduled due date during such period, (d) all amounts having a scheduled due date during such period payable on Capitalized Lease Obligations by such Person and each of its Subsidiaries determined on a consolidated basis in conformity with GAAP and (e) all dividends payable in cash during such period by such Person and its Subsidiaries on preferred stock in respect of such period other than to the Borrower and its Subsidiaries.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination except that, for purposes of
Article V, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements referred to in Section 4.5.

          "Governmental Authority" means any nation or government, legislature or any state, provincial, municipal or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxation or administrative functions of or pertaining to government.

          "Government Contract" means any bid, quotation, proposal, contract, agreement, work authorization, lease, commitment or sale or purchase order of the Borrower that is with the United States Government or a United States Governmental Authority, or any state or local government, or of Intergraph Canada that is with the federal government of Canada or any province or local Canadian Governmental Authority.

          "Guarantor" means each Subsidiary of the Borrower incorporated under the laws of Canada, any province of Canada, any state of the United States of America or the District of Columbia having Total Assets of $100,000 or more.

          "Guaranty" means a guaranty, in substantially the form of Exhibit H-1, executed by each Guarantor with Total Assets of $100,000 or more (other than Intergraph Canada), as such guaranty may be amended, supplemented or otherwise modified from time to time.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all similar obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all indebtedness of such Person for the deferred purchase price of property or services but not including obligations to trade creditors incurred in the ordinary course of business consistent with past practice and which are not past due, (c) all indebtedness of such Person evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations of such Person, (f) all Contingent Obligations of such Person, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person (other than with Stock or Stock Equivalents of such Person in respect of which such Person has no purchase, redemption, retirement, defeasance or other acquisition obligation),
(h) all obligations of such Person under Interest Rate Contracts and Currency Agreements, (i) all Indebtedness referred to in clause (a), (b),
(c), (d), (e), (f), (g) or (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, Accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (j) in the case of the Borrower, the Obligations.

          "Indemnitees" has the meaning specified in Section 10.4(b).

          "Interest Coverage Ratio" means, with respect to any Person for any period, the ratio of (i) the EBITDA of such Person for such period to
(ii) the Cash Interest Expense of such Person for such period.

          "Interest Period" means, in the case of any Eurodollar Rate Loan,
(a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Agent pursuant to Section 2.2 or 2.7, and (b) thereafter, if such Eurodollar Rate Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.7, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Agent pursuant to
Section 2.7; provided, however, that all of the foregoing provisions relating to Interest Periods with respect to Eurodollar Rate Loans are subject to the following:

                    (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                    (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                    (iii) the Borrower may not select any Interest Period which ends after the date of a scheduled principal payment on the Eurodollar Rate Loans as set forth in Article II unless, after giving effect to such selection, the aggregate unpaid principal amount of the Eurodollar Rate Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Eurodollar Rate Loans are required to be reduced after such scheduled principal payment is made;

                    (iv) the Borrower may not select any Interest Period in respect of Eurodollar Rate Loans having an aggregate principal amount of less than $2,000,000; and

                    (v) there shall be outstanding at any one time no more than five Interest Periods in the aggregate.

          "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

          "Intergraph Canada" means Intergraph Canada Ltd., an Alberta corporation.

          "Inventory" has the meaning specified in the Borrower Security Agreement in the case of the Borrower and in each Subsidiary Security Agreement in the case of Intergraph Canada.

          "Investments" has the meaning specified in Section 7.6.

          "IRS" means the Internal Revenue Service, or any successor thereto.

          "Issuer" and "Issuers" have the meanings specified in the first paragraph of this Agreement.

          "Landlord Waiver and Consent" has the meaning specified in Section
6.20.

          "Lender" and "Lenders" have the meanings specified in the first paragraph of this Agreement.

          "Letter of Credit" means any letter of credit issued for the account of the Borrower by any Issuer pursuant to Section 2.14.

          "Letter of Credit Obligations" means, at any time, all liabilities at such time of the Borrower to any Issuer with respect to Letters of Credit, whether or not any such liability is contingent, and includes, without limitation, the sum of (a) the Reimbursement Obligations at such time and
(b) the Letter of Credit Undrawn Amounts at such time.

         "Letter of Credit Reimbursement Agreements" means, collectively, the Borrower Letter of Credit Reimbursement Agreements and the Designated Subsidiary Letter of Credit Reimbursement Agreements.

          "Letter of Credit Request" has the meaning specified in Section
2.14(c).

          "Letter of Credit Sublimit" means (a) $30,000,000 of Letter of Credit Obligations with respect to Letters of Credit issued to provide credit support for indebtedness of a Designated Subsidiary to the extent such indebtedness is permitted pursuant to Section 7.2 and (b) $25,000,000 of Letter of Credit Obligations with respect to Letters of Credit issued for the purposes other than as set forth in clause (a) above.

          "Letter of Credit Undrawn Amounts" means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

          "Lien" means any mortgage, claim, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of property intended to assure payment of any Indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the Uniform Commercial Code or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor.

          "Loan Documents" means, collectively, this Agreement, the Revolving Credit Notes, the Canadian Guaranty, the Guaranty, each Letter of Credit Reimbursement Agreement, the Collateral Documents, and each agreement, contract or facility evidencing, creating or otherwise giving rise to one or more Other Obligations.

          "Loan Party" means each of the Borrower and each Guarantor.

          "Lockbox" has the meaning specified in the Lockbox Agreement.

          "Lockbox Agreement" means each agreement executed by the Borrower, the bank referred to therein and the Agent, substantially in the form of Exhibit L with such changes as may be consented to by the Agent, provided that each such agreement shall provide for (i) an assignment of and a first priority security interest in the account referred to therein, (ii) the transfer of exclusive dominion and control of such account to the Agent and
(iii) a daily sweep of all cash collected from such account, as each such agreement may be amended, supplemented or otherwise modified from time to time.

          "Majority Lenders" means, at any time, Lenders holding at least 51% of the Revolving Credit Commitments; provided, however, that if the Revolving Credit Commitments have been terminated, it means Lenders holding at least 51% of the outstanding Revolving Credit Loans and Letter of Credit Obligations.

          "Material Adverse Change" means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrower and its Subsidiaries taken as one enterprise, (b) the legality, validity or enforceability of any Loan Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the ability of the Borrower to repay the Obligations or of any Loan Party to perform its obligations under any Loan Document or (e) the rights and remedies under the Loan Documents, taken as a whole, of the Lenders, the Issuers or the Agent.

          "Material Adverse Effect" means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.

          "Mortgages" means the mortgages or deeds of trust, as appropriate, made or required herein to be made by the Borrower or any of the Guarantors in substantially the forms of Exhibits M and N, respectively, as such Mortgages may be amended, supplemented or otherwise modified from time to time.

          "Multiemployer Plan" means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes, is obligated to make, or has made or been obligated to make within the preceding six years, contributions on behalf of participants who are or were employed by any of them.

          "Net Income (Loss)" means, for any Person for any period, the aggregate of net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

          "Net Interest Expense" means, for any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, less (a) the following for such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP: the sum of (i) interest capitalized during construction for such period, (ii) interest income for such period, and
(iii) gains for such period on Interest Rate Contracts (to the extent not included in interest income above and to the extent not deducted in the calculation of such gross interest expense), plus (b) the following for such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP: the sum of (i) losses for such period on Interest Rate Contracts (to the extent not included in such gross interest expense), and
(ii) the amortization of upfront costs or fees for such period associated with Interest Rate Contracts (to the extent not included in gross interest expense).

          "Net Worth" of any Person means, at any date, the excess of the Total Assets of such Person at such date over the Total Liabilities of such Person at such date; provided, however, that in the case of the Borrower
(i) there shall be excluded from Total Assets all amounts outstanding under the Executive Loan Program and (ii) there shall be deducted from Net Worth the amount of any cumulative translation adjustment determined in conformity with GAAP.

          "Non-Cash Interest Expense" means, for any Person for any period, the sum of the following amounts to the extent included in Net Interest Expense of such Person for such period: (a) the amount of amortized debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Indebtedness, and
(c) interest payable in evidences of Indebtedness or otherwise not payable in cash.

          "Notice of Borrowing" has the meaning specified in Section 2.2(a).

          "Notice of Continuation or Conversion" has the meaning specified in Section 2.7.

          "Obligations" means the Revolving Credit Loans, the Letter of Credit Obligations, the Other Obligations and all other advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, Interest Rate Contract or Currency
Agreement entered into and permitted in accordance with Section 7.12 or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document, all obligations of the Borrower to cash collateralize Letter of Credit Obligations or Other Obligations, and all Letter of Credit Obligations of each Designated Subsidiary with respect to the Credit (as defined in the Designated Subsidiary Reimbursement Agreement) issued for the benefit of each such Designated Subsidiary.

          "Other Obligations" means the total exposure of the Borrower to a Lender or any Affiliate of a Lender, as determined by such Lender or such Affiliate in accordance with its customary criteria, arising from any and all Interest Rate Contracts and Currency Agreements entered into by the Borrower in accordance with Section 7.12 with such Lender or Affiliate.

          "Other Taxes" has the meaning specified in Section 2.12(b).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "Permit" means any consent, permit, approval, authorization, license, order, directive, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

          "Person" means an individual, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, incorporated or unincorporated association, joint venture or other entity, or a Governmental Authority.

          "Pledge Agreement" means an agreement, in substantially the form of Exhibit F, executed by the Borrower, M&S Computing Investments, Inc. and Intergraph Delaware, Inc., as such agreement may be amended, supplemented or otherwise modified from time to time.

          "Qualified Plan" means a retirement plan intended to qualify under
Section 401(a) of the Code which the Borrower, any of its Subsidiaries or any ERISA Affiliate maintains or makes, is obligated to make, or has made or been obligated to make within the preceding six years, contributions on behalf of participants who are or were employed by any of them, other than a Multiemployer Plan.

          "Quebec Subsidiary Hypothecation Agreement" means an agreement, in substantially the form of Exhibit G-3, executed by Intergraph Canada, as such agreement may be amended, supplemented or otherwise modified from time to time.

          "Ratable Portion" or "ratably" means, with respect to any Lender, the quotient obtained by dividing the Revolving Credit Commitment of such Lender by the Revolving Credit Commitments of all Lenders; provided, however, that if the Revolving Credit Commitments have been terminated, it means the quotient obtained by dividing the outstanding principal amount of Revolving Credit Loans and the outstanding Letter of Credit Obligations held by such Lender by the outstanding principal amount of all Revolving Credit Loans and outstanding Letter of Credit Obligations held by all Lenders. Except as otherwise specifically provided herein, payments of principal of the Revolving Credit Loans shall be made pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loans held by the Lenders and payments of interest on the Revolving Credit Loans shall be made pro rata in accordance with the respective amounts of unpaid interest on the Revolving Credit Loans owed to all the Lenders.

          "RCRA" has the meaning specified in the definition of "Environmental Laws."

          "Register" has the meaning specified in Section 10.7(c).

          "Reimbursement Obligations" means all matured reimbursement or repayment obligations of the Borrower and the Designated Subsidiaries to an Issuer for payment by such Issuer of any draft drawn under a Letter of Credit.

          "Release" means any release, spill, emission, leaking, pumping, injection, exhaustion, deposit, disposal, discharge, dispersal, leaching or migration, in each case of any Contaminant, into the indoor or outdoor environment or into or out of any property owned or operated by such Person, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, ground water or property.

          "Remedial Action" means all actions required or voluntarily undertaken to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations and post-remedial monitoring and care or (d) bring facilities on any property owned, operated or leased by the Borrower or any of its Subsidiaries into compliance with applicable Environmental Laws.

          "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and all federal, state, provincial, local and foreign laws, rules and regulations and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer" means, with respect to any Person, any of the executive officers of such Person.

          "Revolving Credit Borrowing" means a borrowing consisting of Revolving Credit Loans made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.

          "Revolving Credit Commitment" means, as to any Lender, the commitment of such Lender to make Revolving Credit Loans to the Borrower pursuant to Section 2.1 in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I, as such amount may be reduced or modified pursuant to this Agreement and "Revolving Credit Commitments" means the aggregate Revolving Credit Commitments of all Lenders.

          "Revolving Credit Loan" means a loan made by a Lender to the Borrower pursuant to Section 2.1.

          "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of such Lender's Revolving Credit Commitment as originally in effect, in substantially the form of Exhibit A, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Credit Loans made by such Lender.

          "SEC" means the Securities and Exchange Commission.

          "Secured Parties" means the Lenders, the Issuers, the Agent and any other holders of any Other Obligation.

          "Solvency Letter" means a letter, in form and substance satisfactory to each Lender, attesting to the solvency of the Borrower and its Subsidiaries delivered by Valuation Research Corporation.

          "Solvent" means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including, without limitation, contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities of any Person at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Stock" means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, company, partnership or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

          "Stock Equivalents" means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

          "Strategic Alliance" means any joint venture, cooperative development arrangement, joint research, development or marketing arrangement, strategic alliance or similar joint undertaking.

          "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity, other than, in the case of the Borrower and any of its Subsidiaries, any Strategic Alliance entered into in the ordinary course of business consistent with past practice, of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person.

          "Subsidiary Security Agreements" means, collectively, the Alberta Subsidiary Security Agreement and the Quebec Subsidiary Hypothecation Agreement.

          "Tax Affiliate" means, as to any Person, any past or present Subsidiary of such Person, and any past or present Affiliate of such Person, with which such Person filed or files or was or is eligible to file consolidated, combined or unitary tax returns.

          "Taxes" has the meaning specified in Section 2.12(a).

          "Tax Returns" has the meaning specified in Section 4.3(a).

          "Termination Date" means the earliest of (a) five Business Days after the date hereof unless the Closing Date occurs prior thereto,
(b) October 6, 1998 and (c) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.4 or 8.2.

          "Title IV Plan" means a Qualified Plan which is covered by Title IV of ERISA.

          "Title Insurance Policy" has the meaning specified in Section
3.1(j)(i).

          "Total Assets" of any Person means, at any date, the total assets of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP.

          "Total Liabilities" of any Person means, at any date, all obligations which in conformity with GAAP would be included in determining total liabilities as shown on the liabilities side of a consolidated balance sheet of such Person and its Subsidiaries at such date, and in any event includes, without limitation, all Indebtedness of such Person or any of its Subsidiaries at such date whether or not the same would be so shown.

          "Trigger Event" means the Borrower's failure to attain at the end of each month set forth below at least the Cumulative EBITDA set forth below for such period:

    Through Month Ending             Cumulative Amount
    --------------------             -----------------
     September 1995                   $  4,000,000
     October 1995                     $ 10,000,000
     November 1995                    $ 15,000,000
     December 1995                    $ 30,000,000
     January 1996                     $ 32,000,000
     February 1996                    $ 35,000,000
     March 1996                       $ 44,000,000
     April 1996                       $ 47,000,000
     May 1996                         $ 53,000,000
     June 1996                        $ 61,000,000
     July 1996                        $ 70,000,000
     August 1996                      $ 79,000,000
     September 1996                   $ 96,000,000
     October 1996                     $103,000,000
     November 1996                    $110,000,000
     December 1996                    $120,000,000
     January 1997                     $135,000,000
     February 1997                    $146,000,000
     March 1997                       $160,000,000
     April 1997 and                   $200,000,000
       thereafter

          "Unfunded Pension Liability" means, as to the Borrower at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan of the Borrower, any of its Subsidiaries or any ERISA Affiliate exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, and (b) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

          "Virginia Real Property" means all of the real property located at 2051 Mercator Drive, Reston, Virginia owned by the Borrower.

          "Voting Stock" means, with respect to any Person, Stock of such Person having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

          "Withdrawal Liability" means, as to the Borrower at any time, the aggregate amount of the liabilities of the Borrower, any of its Subsidiaries or any ERISA Affiliate pursuant to Section 4201 of ERISA, and any increase in contributions required to be made pursuant to Section 4243 of ERISA, with respect to all Multiemployer Plans.

          "Working Capital" means, for any Person at any time, the Current Assets of such Person at such time less the Current Liabilities of such Person at such time.

          1.2. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

          1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

          1.4. Certain Terms. (a) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

          (b) The terms "Lender," "Issuer," and "Agent" include their respective successors and the terms "Lender" and "Issuer" include each assignee of such Lender or such Issuer who becomes a party hereto pursuant to Section 10.7.

          (c)    Upon the appointment of any successor Agent pursuant to
Section 9.6, references to Citicorp USA in Section 9.3 and in the definitions of Eurodollar Rate shall be deemed to refer to the successor then acting as the Agent.


                         ARTICLE II
        AMOUNTS AND TERMS OF THE REVOLVING CREDIT LOANS

          2.1. The Revolving Credit Loans. On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans (each a "Revolving Credit Loan") to the Borrower from time to time on any Business Day during the period from the date hereof until the Business Day preceding the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Credit Commitment; provided, however, that at no time shall any Lender be obligated to make a Revolving Credit Loan in excess of such Lender's Ratable Portion of the Available Credit. Within the limits of each Lender's Revolving Credit Commitment, amounts prepaid pursuant to Section 2.6 may be reborrowed under this Section 2.1. The Revolving Credit Loans of each Lender shall be evidenced by the Revolving Credit Note payable to the order of such Lender.

          2.2. Making the Revolving Credit Loans. (a) Each borrowing of Revolving Credit Loans shall be made by telephonic notice, given by the Borrower to the Agent not later than 11:00 A.M. (New York City time), followed by written notice, given by the Borrower to the Agent not later than 3:00 P.M. (New York City time), on the Business Day prior to the proposed Revolving Credit Borrowing, in the case of Revolving Credit Loans that are to be made as Base Rate Loans, and on the second Business Day prior to the date of the proposed Revolving Credit Borrowing, in the case of Revolving Credit Loans that are to be made as Eurodollar Rate Loans. Each such written notice (a "Notice of Borrowing") shall be in substantially the form of Exhibit B, specifying therein (i) the date of such proposed
Revolving Credit Borrowing, (ii) the aggregate amount of such proposed Revolving Credit Borrowing, (iii) the amount thereof, if any, requested to be Eurodollar Rate Loans, and (iv) the initial Interest Period or Periods for any such Eurodollar Rate Loans. The Revolving Credit Loans shall be made as Base Rate Loans unless (subject to Section 2.10) the Notice of Borrowing specifies that all or a pro rata portion thereof shall be Eurodollar Rate Loans; provided, however, that the aggregate of the Eurodollar Rate Loans for each Interest Period must be in an amount of not less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (b) The Agent shall give to each Lender prompt notice of the Agent's receipt of a Notice of Borrowing but in no event later than the Business Day on which the Agent receives such Notice of Borrowing from the Borrower and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate thereon. Each Lender shall, before 12:00 Noon (New York City time) on the date of the proposed Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 10.2, in immediately available funds, such Lender's Ratable Portion of such proposed Revolving Credit Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

          (c) Each Revolving Credit Borrowing shall be in an aggregate amount of not less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any proposed Revolving Credit Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such proposed Revolving Credit Borrowing the applicable conditions set forth in
Article III, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund any Eurodollar Rate Loan to be made by such Lender as part of such proposed Revolving Credit Borrowing when such Eurodollar Rate Loan, as a result of such failure, is not made on such date, assuming for such purpose that such Lender will fund such Eurodollar Rate Loan in the London interbank eurodollar market with a loan of the same amount and Interest Period as such Eurodollar Rate Loan.

          (e) Unless the Agent shall have received notice from a Lender prior to the date of any proposed Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's Ratable Portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such Ratable Portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with this Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Credit Loans comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate, and such Lender authorizes the Agent to withhold from any payment to such Lender under any Loan Document the amount so owed by such Lender and to pay the same to the Agent. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Loan as part of such Revolving Credit Borrowing for purposes of this Agreement. If the Borrower shall repay to the Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have to the Borrower hereunder.

          (f) The failure of any Lender to make the Revolving Credit Loan to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Loan on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender on the date of any Borrowing.

          2.3. Fees. (a) The Borrower shall pay to the Agent, for the account of the Lenders ratably, a commitment fee (the "Commitment Fee") on the average daily unused portion of such Lender's Revolving Credit Commitment from the date of acceptance by the Borrower of each Lender's commitment to provide Revolving Credit Loans until the Termination Date at the rate of 1/2 of 1% per annum, payable on (i) the Closing Date, (ii) on the last Business Day of each month during the term of such Lender's Revolving Credit Commitment, commencing on the last day of the month following the Closing Date, except that in the event the Revolving Credit Commitments are reduced pursuant to Section 2.4, then such payment shall, without duplication, also be made on the date of any such reduction and
(iii) the Termination Date.

          (b) The Borrower shall pay to the Agent an annual agency fee and collateral monitoring fee in the amount and on terms specified in a separate letter agreement between the Borrower and the Agent (the "Fee Letter").

          (c) The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Revolving Credit Commitments, a closing fee, in an amount equal to a percentage of the Revolving Credit Commitments as set forth opposite such Lender's name on
Schedule I less $25,000, payable on the Closing Date.

          2.4. Reduction and Termination of the Revolving Credit Commitments. (a) The Borrower may, upon at least five Business Days' prior notice to the Agent, terminate in whole or reduce ratably in part the unused portions of the Revolving Credit Commitments; provided, however, that each partial reduction shall be in the aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (b) Upon the occurrence of a Trigger Event, the Revolving Credit Commitments shall be reduced by $25,000,000 (and the Revolving Credit Commitment of each Lender shall be reduced by its Ratable Portion of such amount).

          2.5. Repayment. The Borrower shall repay the entire unpaid principal amount of the Revolving Credit Loans, together with all accrued and unpaid interest thereon, on the Termination Date.

          2.6. Prepayments. (a) The Borrower shall have no right to prepay the principal amount of any Revolving Credit Loan other than as provided in this Section 2.6.

          (b) The Borrower may upon at least three Business Days' prior notice to the Agent, stating in such notice the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Revolving Credit Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $2,000,000 or integral multiples of $1,000,000 in excess thereof; provided, further, however, that all payments shall be made as set forth in Section 10.4(c), as applicable. Upon the giving of such notice of prepayment, the principal amount of the Revolving Credit Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

          (c) The Borrower shall prepay the Revolving Credit Loans upon receipt by the Borrower or any Guarantor of Asset Sale Proceeds (including, without limitation, Asset Sale Proceeds received by the Borrower upon the sale of the Stock of Bentley Systems, Inc. owned by the Borrower, it being understood that such Stock may not be sold except as set forth in Section 7.5(c)(vi) or unless such sale is consented to in writing by the Majority Lenders) in an amount equal to such Asset Sale Proceeds, together with accrued interest to the date of such prepayment on the principal amount prepaid.

          (d) If at any time the sum of the aggregate principal amount of Revolving Credit Loans at such time, Reimbursement Obligations at such time, and Letter of Credit Undrawn Amounts at such time, exceeds the lesser of
(A) the Revolving Credit Commitments at any such time or (B) the Borrowing Base at such time, the Borrower shall forthwith (i) prepay the Revolving Credit Loans and/or the Reimbursement Obligations then outstanding in an amount equal to such excess, together with accrued interest and (ii) if there are no Revolving Credit Loans or Reimbursement Obligations then outstanding or if such prepayment of Revolving Credit Loans or Reimbursement Obligations does not eliminate such excess, pay an amount equal to such excess (or remaining portion thereof) into the Cash Collateral Account to cash collater alize outstanding Letter of Credit Obligations and Other Obligations.

          2.7. Conversion/Continuation Option. Subject to Section 2.10, the Borrower may elect (a) at any time to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans, or (b) at the end of any Interest Period with respect thereto, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate of the Eurodollar Rate Loans for each Interest Period must be in the amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Lenders in accordance with their respective Ratable Portions. Each such election shall be in substantially the form of Exhibit
C (a "Notice of Conversion or Continuation") and shall be made by giving the Agent at least (x) three Business Days' prior written notice thereof, in the case of the conversion of Base Rate Loans into Eurodollar Rate Loans or the continuation of Eurodollar Rate Loans, and (y) one Business Day's prior written notice thereof, in the case of the conversion of Eurodollar Rate Loans into Base Rate Loans, in each case specifying (i) the amount and type of Revolving Credit Loan being converted or continued, (ii) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the Interest
Period therefor and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurodollar Rate Loans, shall also be the last day of the Interest Period therefor). The Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the contents thereof. Notwithstanding the foregoing, no conversion in whole or in part of Base
Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any Interest Period therefor, shall be permitted at any time at which a Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2.7, the Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period, then, upon the expiration of the Interest Period therefor, such Eurodollar Rate Loans will be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

          2.8. Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Loan from the date thereof until the principal amount thereof shall be paid in full, as follows:

          (a) For Base Rate Loans, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Base Rate Margin, payable monthly in arrears on the first day of each month, on the Termination Date and on the date any Base Rate Loan is converted or paid in full (but only on the Base Rate Loan so converted or paid in full); provided, however, that during the continuance of an Event of Default, all Base Rate Loans shall bear interest, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time plus the Applicable Base Rate Margin.

          (b) For Eurodollar Rate Loans, at a rate per annum equal at all times during the applicable Interest Period for each Eurodollar Rate Loan to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Eurodollar Rate Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period, on the Termination Date and, if such Interest Period has a duration of more than three months, on each day during such Interest Period which occurs every three months from the first day of such Interest Period; provided, however, that during the continuance of an Event of Default, all Eurodollar Rate Loans shall bear interest, payable on demand, at a rate per annum equal at all times to 2% per annum above the Eurodollar Rate in effect from time to time plus the Applicable Eurodollar Rate Margin.

          2.9. Interest Rate Determination. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Agent two Business Days before the first day of such Interest Period.

          2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate Reserve Percentage) or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or any Issuer of agreeing to issue or of issuing or maintaining the Letters of Credit (other than an increase in cost attributable to (x) Taxes or Other Taxes, which shall be governed by Section 2.12 and (y) all taxes expressly excluded in the definition of Taxes, then the Borrower shall from time to time, upon demand by such Lender or such Issuer (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or such Issuer additional amounts sufficient to compensate such Lender or such Issuer for such increased cost. A certificate as to the amount of such increased cost showing the basis therefor in reasonable detail, submitted to the Borrower and the Agent by such Lender or such Issuer, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If, with respect to any Eurodollar Rate Loan, the Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period for Eurodollar Rate Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Loans for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan, and (ii) the obligation of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Euro dollar Rate Loans shall be suspended until the Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

          (c) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, or (ii) compliance with any guideline or request from any central bank or other Governmental
Authority (whether or not having the force of law), there shall be an increase in the amount of capital required or expected to be maintained by any Lender or any Issuer or any Person controlling any Lender or any Issuer as a result of or based upon the existence of such Lender's or such Issuer's Revolving Credit Commitment, Revolving Credit Loans, commitment to issue Letters of Credit and its other obligations hereunder and other commitments, loans and obligations of such type or the issuance or maintenance of the Letters of Credit (or similar Contingent Obligations), then, upon demand by such Lender or such Issuer (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender or such Issuer, from time to time as specified by such Lender or such Issuer, additional amounts sufficient to compensate such Lender or such Issuer in the light of such circumstances, to the extent that such Lender or such Issuer reasonably determines such increase in capital to be allocable to the existence of such Lender's or such Issuer's Revolving Credit Commitment, Revolving Credit Loans, commitment to issue Letters of Credit, or the issuance or maintenance of any Letter of Credit. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender or such Issuer shall be conclusive and binding for all purposes absent manifest error.

          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (i) each Eurodollar Rate Loan will automatically, upon such demand, convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to convert Base Rate Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

          2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Revolving Credit Notes not later than 1:00 P.M. (New York City time) on the day when due, in Dollars, to the Agent at its address referred to in Section 10.2 in immediately available funds without set-off or counterclaim. The Agent will promptly thereafter cause to be distributed immediately available funds relating to the payment of principal or interest or fees (other than amounts payable pursuant to Sections 2.10 and 2.12) to the Lenders, in accordance with their respective Ratable Portions, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Payment received by the Agent after 1:00 P.M. (New York City time) shall be deemed to be received on the next Business Day.

          (b) The Borrower hereby authorizes the Agent, if and to the extent payment is owed to any Lender and is not made when due hereunder or under any Revolving Credit Loan held by such Lender, to charge from time to time against any and all of the Borrower's accounts with the Agent any amount so due. The Agent is authorized to, and at its option may, make advances on behalf of the Borrower for the payment of all fees, expenses, charges, costs, principal and interest incurred by the Borrower hereunder and under the other Loan Documents (including those expenses, disbursements and advances incurred by the Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default which the Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment of the Obligations) when and as the Borrower fails to promptly pay any such amounts. At the Agent's option and to the extent permitted by law, any advances so made shall constitute part of the Revolving Credit Loans hereunder.

          (c) All computations of interest based on the Base Rate, the Eurodollar Rate and the Federal Funds Rate and of fees hereunder shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Revolving Credit Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder to the Lenders that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

          2.12. Taxes. (a) Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender, each Issuer and the Agent, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Person is organized, (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) in which is located such Lender's Applicable Lending Office, and (iii) in the case of each Lender organized under the laws of a jurisdiction outside the United States, United States federal withholding tax payable with respect to payments by the Borrower which would not have been imposed had such Lender, to the extent required under Section 2.12(f), delivered to the Borrower and the Agent the forms prescribed thereunder (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or the Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 2.12) such Lender, such Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the Borrower shall deliver to the Agent evidence of such payment to the relevant taxing or other authority.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

          (c) The Borrower will indemnify each Lender, each Issuer and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender, such Issuer or the Agent (as the case may be) and any liability (including, without limitation, for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that the Borrower shall not be liable for any portion of such penalties, interest or expenses resulting from any Lender's, any Issuer's or the Agent's gross negligence or willful misconduct as determined by a final judgement of a court of competent jurisdiction. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 10.2, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of the Obligations.

          (f) Prior to the Closing Date in the case of each initial Lender, and prior to the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if reasonably requested by the Borrower or the Agent (unless such Lender is unable to do so by reason of a change in law (including, without limitation, any statute, treaty, ruling, determination or regulation) occurring subsequent to the Closing Date or date of Assignment and Acceptance, as the case may be), each Lender organized under the laws of a jurisdiction outside the United States shall provide the Agent and the Borrower with two valid, accurate and complete original signed copies of IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS certifying as to such Lender's entitlement to full exemption from United States withholding tax with respect to all payments to be made to such Lender under this Agreement. Unless the Borrower and the Agent have received forms or other documents indicating that payments hereunder or under any Revolving Credit Note are not subject to United
States withholding tax, the Borrower or the Agent shall, in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States, withhold taxes from such payments at the applicable statutory rate, or at a rate reduced by an applicable tax treaty (provided that the Borrower or the Agent, as the case may be, has received forms or other documents indicating that such reduced rate applies).

          2.13. Sharing of Payments, Etc. (a) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise on account of the Revolving Credit Loans made by it other than pursuant to Sections 2.10 and 2.12) in excess of its Ratable Portion of payments obtained by all the Lenders on account of the Revolving Credit Loans made by the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in their Revolving Credit Loans as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

          (b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each selling Lender described in Section 2.13(a) (a "Selling Lender") shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender's ratable share (according to the proportion of (i) the amount of such Selling Lender's required repayment to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

          (c) The Borrower agrees that any Purchasing Lender purchasing a participation from a Selling Lender (as defined in Section 2.13(b)) pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including, without limitation, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          (d) Notwithstanding the foregoing, if any Lender shall be precluded from enforcing its rights and remedies under this Agreement and the other Loan Documents as a result of such Lender's failure to be qualified as a foreign corporation in the state of Alabama, such Lender shall not be entitled to the benefits of this Section 2.13.

          2.14. Letter of Credit Facility. (a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to issue one or more Letters of Credit at the request of the Borrower for the account of the Borrower, up to an aggregate face amount at any one time outstanding equal to the applicable Letter of Credit Sublimit, from time to time during the period commencing on the date hereof and ending the Business day prior to the Termination Date; provided, however, that no Issuer shall be under any obligation to issue any Letter of Credit if:

                    (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date hereof or result in any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuer as of the date hereof and which such Issuer in good faith deems material to it;

                    (ii) such Issuer shall have received written notice from the Agent, any Lender or the Borrower, on or prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article III is not then satisfied;

                    (iii) after giving effect to the issuance of such Letter of Credit, the Available Credit would be a negative number; or

                    (iv) fees due in connection with a requested issuance have not been paid.

None of the Lenders (other than the Issuers) shall have any obligation to issue any Letter of Credit.

          (b) The expiration date of any Letter of Credit shall be no later than the earlier to occur of (i) two years after the date of issuance thereof (other than as a result of an extension thereof approved by the Issuer thereof) and (ii) the Business day preceding the Termination Date.

          (c) In connection with the issuance of each Letter of Credit, the Borrower shall give the Issuer selected by it and the Agent at least two Business Days' prior written notice (a "Letter of Credit Request"), in substantially the form of Exhibit D (or in such other written or electronic form as is acceptable to such Issuer), of the requested issuance of such Letter of Credit. Such notice shall be irrevocable and shall specify the stated amount of the Letter of Credit requested, the date of issuance of such requested Letter of Credit (which day shall be a Business Day), the date on which such Letter of Credit is to expire (which date shall be a Business Day), and the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by such Issuer and the Agent not later than 11:00 A.M. (New York City time) on the last Business Day on which notice can be given under the immediately preceding sentence.

          (d) Prior to the issuance of each Letter of Credit, and as a condition of such issuance, the Borrower shall have delivered to the Issuer thereof a letter of credit reimbursement agreement, in substantially the form of Exhibit E-1 (a "Borrower Letter of Credit Reimbursement Agreement"), signed by the Borrower, and, with respect to a Letter of Credit issued to provide credit support for indebtedness of a Designated Subsidiary to the extent such indebtedness is permitted by Section 7.2, a letter of credit reimbursement agreement, in substantially the form of Exhibit E-2 (a "Designated Subsidiary Letter of Credit Reimbursement Agreement"), signed by such Designated Subsidiary, and such other documents or items as may be required pursuant to the terms thereof. Each drawing under a Letter of Credit shall be repayable on demand with interest at the Base Rate plus the Applicable Base Rate Margin plus 2% per annum for the period from the date such draw is paid by the Issuer of such Letter of Credit until the Reimbursement Obligation is satisfied and each Letter of Credit
Reimbursement Agreement shall so provide. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

          (e) Subject to the terms and conditions of this Section 2.14 and provided that the applicable conditions set forth in Article III are satisfied, an Issuer shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer's usual and custom-ary business practices. On the date of the proposed issuance of the Letter of Credit, the Agent shall confirm to such Issuer that the applicable conditions in Article III are satisfied (or have been waived in accordance with the terms of this Agreement).

          (f) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Ratable Portion, in such Letter of Credit and the obligations of the Borrower and any Designated Subsidiary with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

          (g) In determining whether to pay under any Letter of Credit, no Issuer shall have any obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to any Lender.

           (h) In the event that any Issuer makes any payment under any Letter of Credit and such amount shall not have been repaid to such Issuer pursuant to the Letter of Credit Reimbursement Agreement, such Issuer shall promptly notify the Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of such Issuer the amount of such Lender's Ratable Portion of such payment in Dollars and in immediately available funds. The Agent shall forthwith pay to such Issuer all such amounts so received by the Agent. If the Agent so notifies such Lender prior to 11:00 A.M. (New York City time) on any Business Day, such Lender shall make available to the Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. If and to the extent such Lender shall not have so made such Lender's Ratable Portion of the amount of such payment available to the Agent for the account of such Issuer, such Lender agrees to pay to the Agent for the account of such Issuer forthwith on demand such amount together with interest thereon, for each day from such date until the date such amount is repaid to the Agent for the account of such Issuer, at the Federal Funds Rate, and such Lender authorizes the Agent to withhold from any payment to such Lender under any Loan Document the amount so owed by such Lender and to pay the same to such Issuer. The failure of any Lender to make available to the Agent for the account of such Issuer its Ratable Portion of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of any Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent for the account of any Issuer such other Lender's Ratable Portion of any such payment.

         (i) Whenever any Issuer receives a payment from the Borrower or a Designated Subsidiary of a Reimbursement Obligation as to which such Issuer has received payment from a Lender pursuant to Section 2.14(h), such Issuer shall pay to the Agent and the Agent shall promptly pay to each Lender, in immediately available funds, an amount equal to such Lender's pro rata share of such payment based on the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

          (j) Upon the request of any Lender, each Issuer shall furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender.

          (k) The obligations of the Lenders to make payments to the Agent for the account of each Issuer with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances (except as expressly provided in Section 2.14(g)), including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the Collateral Documents;

              (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Issuer, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit or any unrelated transaction (including, without limitation, any underlying transaction between the Borrower and the beneficiary named in any Letter of Credit);

              (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Collateral Documents;

               (v)      the occurrence of any Default or Event of Default; or

              (vi) the fact that the beneficiary of any Letter of Credit is a foreign branch of any Issuer.

           (l) If any payment made by or on behalf of the Borrower or a Designated Subsidiary and received by any Issuer with respect to any Letter of Credit is rescinded or must otherwise be returned by such Issuer for any reason and if such Issuer has made payment to the Agent on account thereof pursuant to Subsection 2.14(i), each Lender shall, upon notice by such Issuer, forthwith pay over to such Issuer an amount equal to such Lender's pro rata share of the amount which must be so returned by such Issuer based on the respective amounts paid in respect thereof to the Lenders pursuant to
Section 2.14(i).

          (m) The Borrower agrees to pay the following amounts with respect to each Letter of Credit:

                (i) to the Agent for the account of the Issuer of such Letter of Credit, an issuance fee equal to 1/4% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, payable monthly in arrears on the first day of each month and on the termination of such Letter of Credit, and calculated on the basis of a 360-day year and the actual number of days elapsed;

                (ii) to the Agent for the ratable benefit of the Lenders, a fee equal to the Applicable Eurodollar Rate Margin less 1/4% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, payable monthly in arrears on the first day of each month and on the termination of such Letter of Credit, and calculated on the basis of a 360-day year and the actual number of days elapsed; provided, however, that during the continuance of an Event of Default, such fee shall be increased by 2.00% per annum and shall be payable on demand; and

                 (iii) to the Issuer of such Letter of Credit, with respect to the issuance, amendment or transfer of such Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer's standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

          (n) For purposes of this Agreement, including, without limitation, Section 2.6(d), the amount of the Letter of Credit Undrawn Amounts and the Reimbursement Obligations in respect of any Letter of Credit denominated in a currency other than Dollars shall be equal to the Dollar equivalent thereof on any date of determination, based on the then current spot exchange rate, as determined by the Agent.

          2.15. Cash Collateral Account. (a) The Borrower has established the following account at the offices of Citibank in New York, New York (the "Cash Collateral Account"): "Citicorp USA, Inc. f/a/o Intergraph Corporation Cash Collateral", 399 Park Avenue, New York, New York 10043.

          (b) The Borrower shall continue to instruct its account debtors to mail their remittances to the applicable Lockbox and the Borrower agrees to take all steps necessary or desirable, as the Agent shall determine, to cause the Borrower's account debtors to mail their remittances to the applicable Lockbox for processing for deposit in the Cash Collateral Account. The Borrower shall deliver to the applicable Lockbox any remittances sent directly to the Borrower as soon as possible, and in any event within two days after receipt thereof. In addition, except for amounts permitted to be maintained in bank accounts as set forth in Section 7.18, the Borrower shall pay, or cause to be paid, into the Cash Collateral Account (i) all amounts received by the Borrower, (ii) all amounts received by the Borrower from its Subsidiaries, (iii) to the extent that any Asset Sale Proceeds remain after being applied in accordance with Section 2.6(c), the amount of such excess Asset Sale Proceeds, and (iv) to the extent that any bank account permitted hereunder has funds in excess of what is reasonably necessary for the purpose of such account, the amount of such excess funds.

          (c) As collateral security for the Obligations, the Borrower hereby transfers, assigns and pledges to the Agent and grants to the Agent a Lien on and security interest in, for the benefit of the Secured Parties on a first priority basis, all of the right, title and interest of the Borrower in the Cash Collateral Account and all cash, deposits, Cash Equivalents and other instruments held in the Cash Collateral Account and its proceeds. The Cash Collateral Account shall be under the sole dominion and control of the Agent and no Person or entity shall have any right, title or interest in, any control over the use of, or any right to withdraw from, the Cash Collateral Account, except as provided in this Agreement.

          (d) The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Cash Collateral Account or any funds held therein or (ii) create or permit to exist any Lien upon or with respect to such Cash Collateral Account or any funds held therein, except in favor of the Secured Parties as provided in or contemplated by this Agreement.

         (e) On each Business Day that there are immediately available funds in the Cash Collateral Account, the Agent shall apply such funds as follows:

               (i) as long as (x) the representations and warranties of the Borrower contained in Article IV and of each Loan Party in the other Loan Documents are correct on and as of such date as though made on and as of such date, (y) no Default shall have occurred and is continuing and (z) no Event of Default shall have occurred and is continuing, the excess of (A) the Borrowing Base at such time over (B) the sum of the then outstanding Revolving Credit Loans, Letter of Credit Undrawn Amounts, Reimbursement Obligations and the amount set forth in clause (iv) of the definition of "Available Credit" as then in effect as determined by the Agent may be applied as requested and directed by the Borrower to the extent of such funds, which request shall constitute a representation and warranty by the Borrower that the conditions to such release have been satisfied, and, if the conditions set forth in clauses (x) and (y) of this subsection (e)(i) shall not be satisfied on such date, then such funds shall remain in the Cash Collateral Account but shall be released to the Borrower only to the extent that such funds exceed the then outstanding Obligations whether or not then due and payable; and

               (ii) as long as there is an Event of Default continuing, the Agent may, and upon the Revolving Credit Loans becoming due and payable as a result and in the manner set forth in Section 8.2 shall, apply such funds in the following order of priorities:

                         First, to the payment of the costs and expenses of any sale, disposition or other realization upon all or any part of the Collateral, including, without limitation, all expenses of the Agent and its agents including the fees and expenses of its counsel, and any other expenses, liabilities and advances made or incurred by the Agent and the Lenders pursuant to the Loan Documents;
                         Next, to the Agent and the Issuers, pro rata, for the payment in full of any amounts owed to them pursuant to Sections 2.2(e) and 2.14(h);

                         Next, to the Secured Parties, pro rata, for the payment in full of the Obligations, other than Letter of Credit Obligations and Other Obligations not then due and payable, and, to the extent deemed practical by the Agent, all Proceeds (as defined in the Borrower Security Agreement) of any sale, disposition or other realization upon all or any part of the Collateral applied to repay the Revolving Credit Loans shall be applied to Revolving Credit Loans outstanding under the Tranche B Commitment before Revolving Credit Loans outstanding under the Tranche A Commitment; provided, however, that all Proceeds of any sale, disposition or other realization upon the Alabama Real Property shall be applied only to the Revolving Credit Loans outstanding under the Tranche A Commitment;

                          Next, to fund the Cash
          Collateral Account in the amount, if any, by which the Letter of Credit Obligations and Other Obligations then outstanding exceed the amount of funds then held in the Cash Collateral Account pursuant to Section 8.3; and

                          Finally, after payment in full of all
          the Obligations, other than Letter of Credit Obligations and Other Obligations not then due and payable, and the deposit to fund the Cash Collateral Account in the amount referred to in the preceding paragraph, to the Borrower or its successors or assigns.

          (f) The Agent may exercise, in its sole discretion, in respect of the Cash Collateral Account, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.

          (g) At such time as there are no Obligations or Letters of Credit outstanding, the Agent may pay any remaining balance in the Cash Collateral Account to the Borrower, or its successors and assigns, or to whomsoever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

          2.16. Segmentation of the Revolving Credit Commitment. The Revolving Credit Commitment shall be segmented as follows: (i) the first
$25 million (the "Tranche A Commitment") and (ii) the balance (the "Tranche B Commitment"). All Obligations (other than Obligations in respect of extensions of credit under the Tranche B Commitment) shall be secured by all the Collateral. All Obligations in respect of extensions of credit under the Tranche B Commitment shall be secured by all the Collateral except the Alabama Real Property. Obligations in respect of extensions of credit under the Tranche A Commitment and Obligations in respect of extensions of credit under the Tranche B Commitment shall be pari passu. No portion of the Tranche B Commitment may be utilized unless the Tranche A Commitment is fully utilized. All prepayments of any Revolving Credit Loan shall be deemed applied first to the Tranche B Commitment and then to the Tranche A Commitment.

                              ARTICLE III
                         CONDITIONS OF LENDING

          3.1.       Conditions Precedent to Initial Revolving Credit
Loans and Letters of Credit. The obligation of each Lender to make its initial Revolving Credit Loan and of each Issuer to issue a Letter of Credit is subject to satisfaction of the conditions precedent that the Agent shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

          (a) The Revolving Credit Notes to the order of the Lenders, respectively.

          (b) Certified copies of (i) the resolutions of the Board of Directors of each Loan Party approving each Loan Document to which it is a party, and (ii) all documents evidencing other necessary corporate action and required governmental and third party approvals, licenses and consents required to be obtained by any Loan Party with respect to each Loan Document and the financing contemplated thereby.

          (c) A copy of the articles or certificate of incorporation of each Loan Party, certified as of a recent date by the Secretary of State of the state of incorporation of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party, and a copy of the certificate of incorporation and the By-Laws of each Loan Party, certified as of the Closing Date by the Secretary or an Assistant Secretary of each such Loan Party.

          (d) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of each officer of such Loan Party who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party.

          (e) Each of (i) the Guaranty, duly executed by each Guarantor (other than Intergraph Canada), and (ii) the Canadian Guaranty, duly executed by Intergraph Canada.

          (f) The Pledge Agreement, duly executed by the Borrower, together with:

                 (i) certificates representing the Pledged Shares (as defined in the Pledge Agreement) and undated stock powers for such certificates executed in blank; and

                 (ii) evidence that all action reasonably requested by the Agent to perfect and protect the Lien created by the Pledge Agreement has been taken.

          (g) The Borrower Security Agreement, duly executed by the Borrower, together with:

                 (i) acknowledgment copies of proper Financing Statements (Form UCC-1) duly filed under the Uniform Commercial Code of all other jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the Lien created by the Borrower Security Agreement;

                 (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements as of the date of such Requests for Information or Copies which name the Borrower (under its present name or any previous name of the Borrower during the past five years) as debtor and which are filed in the jurisdictions referred to in said paragraph (i) above, together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by the Borrower Security Agreement except to the extent any such financing statement relates to a Lien permitted under Section 7.1);

                (iii) all Instruments (as defined in, and to the extent required to be pledged under, the Borrower Security Agreement), including notes evidencing loans made by the Borrower to any of its employees under the Executive Loan Program, together with assignments thereof in blank; and

                 (iv) evidence that the insurance required by the terms of the Collateral Documents and by Section 6.4 is in full force and effect.

          (h) Each Subsidiary Security Agreement, duly executed by Intergraph Canada, together with:

                 (i) acknowledgment copies of proper Financing Statements (Form UCC-1) or equivalent forms, duly filed under the Uniform Commercial Code, personal property security legislation or similar legislation of all other jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the Lien created by such Subsidiary Security Agreement; and

                 (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements which name any Guarantor (under its present name or any previous name of such Guarantor during the past five years) as of the date of such Requests for Information or Copies as debtor which are filed in the jurisdictions referred to in said paragraph (i) above, together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by such Subsidiary Security Agreement except to the extent any such financing statement relates to a Lien permitted under Section 7.1); and

                (iii) evidence that the insurance required by the terms of the Collateral Documents and by Section 6.4 is in full force and effect.

          (i) The Borrower Intellectual Property Security Agreement, duly executed by the Borrower, together with such documents for recording and filing under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the Lien created by such Borrower Intellectual Property Security Agreement and all relevant federal United States intellectual property statutes, including, without limitation, recordings and filings with the United States Patent and Trademark Office, by the Borrower and at its expense, as may be necessary or, in the opinion of the Agent, desirable to perfect and protect the Lien created by such Borrower Intellectual Property Security Agreement.

          (j) Duly executed and acknowledged Mortgages for each parcel of the Borrower's real property specified on Schedule 3.1(j), together with:

                 (i) title insurance policies (the "Title Insurance Policies") issued by a title company acceptable to the Agent, in such form and amounts as are acceptable to the Agent, insuring that each such Mortgage is a valid first priority Lien on the real property covered thereby, subject only to such exceptions to title as shall be reasonably acceptable to the Agent and containing such endorsements and affirmative insurance as the Agent may reasonably require and as are obtainable in the applicable jurisdiction, and true copies of each document, instrument or certificate required by the terms of each such policy and/or Mortgage to be, or have been, filed, recorded, executed or delivered in connection therewith;

                (ii) duly executed Financing Statements (Form UCC-1) in appropriate form for filing under the applicable Uniform Commercial Code to be filed in connection with such Mortgages, in form and substance satisfactory to the Agent, to perfect the Lien created by the applicable Mortgages;

               (iii) duly executed and acknowledged Landlord Waivers and Consents from all landlords of property on which any Inventory is located as set forth on Schedule 6.20 but only to the extent the Borrower has obtained such Landlord Waivers and Consents using its best efforts as provided in Section 6.20;

                (iv) current ALTA surveys and surveyor's certification as to all real property covered by a Mortgage, or as may be reasonably required by the Agent, each in form and substance reasonably satisfactory to the Agent;

                 (v) proof of payment of all title insurance premiums and, if not included in such title insurance premiums, payment to the title company of all documentary, stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of any of the Loan Documents or the issuance of the Title Insurance
     Policies; and

                 (vi) certificates of insurance evidencing the coverages required under the Mortgages.

          (k) Each Lockbox Agreement, duly executed by the Borrower and the Lockbox Banks referred to therein, together with evidence that all action necessary or, in the reasonable opinion of the Agent, desirable to perfect the Lien created thereby has been taken.

          (l) A favorable opinion of (i) Balch & Bingham, special Alabama counsel to the Loan Parties, (ii) Sullivan & Worcester, special Massachusetts counsel to the Loan Parties, (iii) Shaw, Pittman, Potts & Trowbridge, special Virginia counsel to the Loan Parties, (iv) Blake, Cassels & Graydon, special Alberta counsel to Intergraph Canada, (v) Lavery de Billy, special Quebec counsel to Intergraph Canada, (vi) Maynard, Cooper & Gale, P.C., special Alabama counsel to the Agent and (vii) B. Judson Hennington III, counsel to the Covered Intergraph Entities (as defined in such opinion), in substantially the form of Exhibits I-1, I-2, I-3, I-4, I-5, I-6 and I-7, respectively, and as to such other matters as any Lender through the Agent may reasonably request.

          (m) Appraisals of the Borrower's real property from Jackson-Cross Company and other assets of the Borrower from AccuVal Associates, Incorporated, in each case, in form and substance satisfactory to the Agent.

          (n) A Borrowing Base Certificate, executed by the Borrower, dated as of August 15, 1995.

          (o)    The Solvency Letter.

          (p) A certificate of the chief financial officer of the Borrower, stating that the Borrower is, and on a consolidated basis, the Borrower and its Subsidiaries are, Solvent after giving effect to the initial Revolving Credit Loans, the application of the proceeds thereof in accordance with Section 6.10 and the payment of all expenses related hereto and thereto.

          (q) A copy of a letter to the Borrower's independent public accountants from the Borrower (i) expressly acknowledging that it is the Borrower's primary intent that (x) the Lenders shall benefit from and be influenced by such accountant's professional services and (y) the Lenders shall rely on the reports and other financial information delivered by such accountants in connection with the extension of credit from time to time under this Agreement and in connection with the preparation, review, execution, delivery, amendment, modification, administration, collection and/or enforcement of this Agreement or any of the other Loan Documents and
(ii) containing such other assurances as shall be requested by the Lenders.

          (r) Notices of assignment forms for all Government Contracts (other than those Government Contracts with state Governmental Authorities or which are classified) where the transaction represented thereby is in excess of $1,000,000, together with a certificate signed by a Responsible Officer of each of the Borrower and Intergraph Canada stating that all such required assignment forms have been delivered to the Agent.

          (s) A certificate, signed by a Responsible Officer of the Borrower, stating that each of the conditions specified in Sections 3.2(a) and (b) and 3.3(a) and (b) has been satisfied or will be satisfied simultaneously with the making of the initial Revolving Credit Loans on the Closing Date.

          (t)    The Fee Letter referred to in Section 2.3(b).

          (u) A letter from the Borrower to the Agent as to the matters set forth in Section 7.5(c)(vi), in form and substance satisfactory to the Agent.

          (v) Such additional documents, information and materials as any Lender, through the Agent, may reasonably request.

          3.2. Additional Conditions Precedent to Initial Revolving Credit Loans and Letters of Credit. The obligation of each Lender to make its initial Revolving Credit Loan and of each Issuer to issue its initial Letter of Credit is subject to the further conditions precedent that:

          (a) On the Closing Date, the following statements shall be true, and the Lenders shall have received a certificate of a Responsible Officer of the Borrower as evidence thereof:

                 (i) There has been no material change since December 31, 1994 in the corporate, capital or legal structure of the Borrower or any of the Guarantors, without the consent of the Lenders and the Agent, other than as disclosed in any publicly available documents filed by the Borrower with the SEC;

                (ii) All necessary governmental and third party approvals required to be obtained by the Borrower or any other Loan Party in connection with the Loan Documents and the financing contemplated thereby have been obtained and remain in effect;

               (iii) There exists no judgment, order, injunction or other restraint prohibiting the Borrower from obtaining the financing contemplated by the Loan Documents;

                (iv) The sum of the principal amount of initial Revolving Credit Loans and the face amount of initial Letters of Credit issued hereunder do not exceed $50,000,000 in the aggregate;

                 (v) After giving effect to the initial Revolving Credit Loans and the application of the proceeds therefrom, the Borrower shall have no trade payables owing by it to any vendor outstanding and due more than the number of days customarily permitted by such vendor to remain outstanding other than those being contested in good faith by appropriate actions and/or proceedings; and

                (vi) The Borrowing Base exceeds the sum of the principal amount of the initial Revolving Credit Loans and the face amount of the initial Letters of Credit issued hereunder by an amount not less than $50,000,000.

          (b) All costs and accrued and unpaid fees and expenses (including, without limitation, legal fees and expenses) required to be paid to the Lenders and the Agent and its Affiliates in connection with the financing contemplated hereby on or before the Closing Date, including, without limitation, those referred to in Sections 2.3, 2.14 and 10.4, to the extent then due and payable and, as to Section 10.4, invoiced, shall have been paid.

          (c) The Borrower shall have retained an environmental consultant, acceptable to the Agent in its reasonable judgment, who shall have prepared a written report or reports of an investigation addressing any significant environmental, health and safety violations, hazards or liabilities to which the Borrower or any of its Subsidiaries may be subject, which reports shall include, at a minimum, a Phase I report (the "Environmental Reports"), which Environmental Reports shall demonstrate, to the satisfaction of the Agent, in its reasonable judgment, that the Borrower and its Subsidiaries and their operations are and have been in compliance in all material respects with all applicable Environmental Laws and are not subject to any material Environmental Liabilities and Costs.

          3.3. Conditions Precedent to Each Revolving Credit Loan and Letter of Credit. The obligation of each Lender to make any Revolving Credit Loan (including the Revolving Credit Loan being made by such Lender on the Closing Date) and of each Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that:

          (a) The following statements shall be true on the date of such Revolving Credit Loan or issuance, before and after giving effect thereto and to the application of the proceeds therefrom and to such issuance (and the acceptance by the Borrower of the proceeds of such Revolving Credit Loan or such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Revolving Credit Loan or issuance such statements are true):

                  (i) The representations and warranties of the Borrower contained in Article IV and of each Loan Party in the other Loan Documents are correct on and as of such date as though made on and as of such date; and

                  (ii) No Default or Event of Default will result from any Revolving Credit Loan being made or Letter of Credit being issued on such date.

          (b) The making of the Revolving Credit Loans or the issuance of such Letter of Credit on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently.

          (c) The Agent shall have received such additional documents, information and materials as any Lender or any Issuer, through the Agent, may reasonably request.

                            ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES

          To induce the Lenders, the Issuers and the Agent to enter into this Agreement, the Lenders to make the Revolving Credit Loans and the Issuers to issue the Letters of Credit, the Borrower represents and warrants to the Lenders, the Issuers and the Agent that:

          4.1. Corporate Existence; Compliance with Law. The Borrower and each of its Subsidiaries (a) is a corporation or other type of Person duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) is duly qualified as a foreign corporation or other Person and in good standing under the laws of each jurisdiction where such qualification is necessary, except for failures that, in the aggregate, would have no Material Adverse Effect, (c) has all requisite corporate or other comparable power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its certificate of incorporation and by-laws or other comparable governing documents, (e) is in compliance with all other applicable Requirements of Law except for such non-compliances that, in the aggregate, would have no Material Adverse Effect, and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings which can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof and such failures that, in the aggregate, would have no Material Adverse Effect.

          4.2.        Corporate Power; Authorization; Enforceable
Obligations. (a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the financing contemplated thereby:

                  (i) are within such Loan Party's corporate or other comparable powers;

                 (ii) have been duly authorized by all necessary corporate or other comparable action, including, without limitation, the consent of stockholders where required;

                (iii) do not and will not (A) contravene any Loan Party's certificate of incorporation or by-laws or other comparable governing documents, (B) violate any other applicable Requirement of Law applicable to any Loan Party (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), or any order or decree of any Governmental Authority or arbitrator applicable to any Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party, or (D) result in the creation or imposition of any Lien upon any of the property of any Loan Party, other than those in favor of the Secured Parties pursuant to the Collateral Documents and other Liens permitted hereby; and

                 (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than (A) periodic disclosures and other required filings with the SEC, (B) those which have been obtained or made and copies of which have been or will be delivered to the Agent pursuant to Section 3.1, and each of which on the Closing Date will be in full force and effect and (C) with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents which have been delivered to the Agent.

          (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to Section 3.1, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

          4.3. Taxes. (a) All federal, state, local and foreign tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, except for any failures to file or make payment that in the aggregate are adequately reserved for on the books of the Borrower or such Tax Affiliate in conformity with GAAP. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

          (b) None of the Borrower or any of its Subsidiaries has any obligation under any tax sharing agreement with or to any entity other than, in the case of the Borrower's Subsidiaries, the Borrower.

          4.4. Full Disclosure. All written statements prepared or furnished by or on behalf of the Borrower or any of its Affiliates in connection with any of the Loan Documents or the consummation of the financing contemplated thereby and all financial statements delivered pursuant hereto or thereto were prepared by the Borrower or such Affiliate in good faith with a reasonable basis therefor, and all such statements (other than projections and forecasts), taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the respective dates when furnished and in light of the circumstances existing when made. As of the Closing Date, to the best knowledge of the Borrower, all facts known to the Borrower which are material to an understanding of the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise have been disclosed to the Lenders.

          4.5. Financial Matters. (a) The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1994, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Ernst & Young LLP, and the consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 1995, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the three months then ended, certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

          (b) Except as previously disclosed to the Lenders in the Borrower's quarterly reports on Form 10Q filed for the Fiscal Quarters ended March 31, 1995 and June 30, 1995, since December 31, 1994, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

          (c) Neither the Borrower nor any of its Subsidiaries had at December 31, 1994 any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is not reflected in the balance sheet at such date referred to in Section 4.5(a) or in the notes thereto.

          (d) The Borrower is, and on a consolidated basis the Borrower and its Subsidiaries are, Solvent.

          4.6. Litigation. Except as set forth on Schedule 4.6, there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Goverrmental Authority or arbitrator, other than those that, in the aggregate, could reasonably be expected to have no Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any of the Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently), and no material adverse condition has been imposed by any Governmental Authority or arbitrator upon the financing contemplated hereby.

          4.7. Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Revolving Credit Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          4.8. Subsidiaries. Set forth on Schedule 4.8 is a complete and accurate list showing all Subsidiaries of the Borrower as of the date hereof and, as to each such Subsidiary, the jurisdiction of its incorporation and the percentage of the outstanding shares owned (directly or indirectly) by the Borrower. No Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. All of the outstanding capital Stock of each Subsidiary of the Borrower has been validly issued, is fully paid and nonassessable and except as set forth on Schedule 4.8, is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Liens in favor of the Secured Parties created pursuant to the Collateral Documents). Except as set forth on Schedule 4.8, none of the Borrower or any of its Subsidiaries is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any shares of Stock of any such Subsidiary, other than the Loan Documents. The Borrower does not own or hold, directly or indirectly, any capital Stock or equity security of, or any equity interest in, any Person other than the Subsidiaries and Investments permitted pursuant to Section 7.6.

          4.9. ERISA. (a) Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of
Section 501 of the Code, except where all such failures to be qualified or exempt, as the case may be, in the aggregate, have no Material Adverse Effect.

          (b) There has been no, nor is there reasonably expected to occur, any ERISA Event which has Material Adverse Effect.

          4.10. Liens. There are no Liens of any nature whatsoever on any properties of the Borrower or any of its Subsidiaries other than those permitted by Section 7.1. The Liens granted by the Loan Parties to the Agent pursuant to the Collateral Documents are (subject only to the due filing with the appropriate Governmental Authorities of the financing statements and other documents delivered pursuant to Sections 3.1(g)(i),
(h)(i) and (i), the Mortgages and the financing statements delivered pursuant to Section 3.1(j)(ii)) fully perfected first priority Liens in and to the Collateral.

          4.11. No Burdensome Restrictions; No Defaults. (a) None of the Borrower or any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with which would have a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, will result in the creation of a Lien (other than a Lien granted pursuant to a Loan Document or otherwise permitted hereby) on the property or assets of any thereof or (ii) is subject to any charter or corporate restriction which would have a Material Adverse Effect.

          (b) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to the Borrower or to any of its Subsidiaries, other than, in either such case, those defaults which, in the aggregate, would have no Material Adverse Effect.

          (c)    No Default or Event of Default has occurred and is continuing.

          (d) To the best knowledge of the Borrower, there is no Requirement of Law applicable to the Borrower or any of its Subsidiaries, the compliance with which by the Borrower or any of its Subsidiaries would have a Material Adverse Effect.

          (e) No Subsidiary of the Borrower is subject to any Contractual Obligation restricting or limiting its ability to declare or make any dividend payment or other distribution on account of any shares of any class of its Stock or its ability to purchase, redeem, or otherwise acquire for value or make any payment in respect of any such shares or any shareholder rights except pursuant to any Loan Document.

          4.12. No Other Ventures. Neither the Borrower nor any of its Subsidiaries is engaged in any partnership or other joint venture with any other Person other than those permitted by Section 7.6 and those Strategic Alliances entered into in the ordinary course of business consistent with past practice.

          4.13. Investment Company Act; Public Utility Holding Company Act. (a) Neither the Borrower nor any of its Subsidiaries is an "investment company," or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Revolving Credit Loans by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the financing contemplated by the Loan Documents will not result in a violation by the Borrower or any of its Subsidiaries of any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

          (b) Neither the Borrower nor any of its Subsidiaries is a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company," of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.14. Insurance. All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation and employee health and welfare insurance but excluding directors and officers liability insurance policies, are in full force and effect and are of a nature and provide such coverage as is sufficient and customarily carried by companies of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance for any material coverage terminated (other than at its request).

          4.15. Labor Matters. (a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower or any of its Subsidiaries, other than those which, in the aggregate, would have no Material Adverse Effect.

          (b) There are no unfair labor practices charges, grievances or complaints pending or, to the knowledge of the Borrower, threatened against or involving the Borrower or any of its Subsidiaries, other than those which, in the aggregate, would have no Material Adverse Effect.

          4.16. Force Majeure. Neither the business nor the properties of the Borrower or any of its Subsidiaries are currently suffering from the effects of any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), other than those which in the aggregate would have no Material Adverse Effect.

          4.17. Use of Proceeds. The proceeds of the Revolving Credit Loans and the Letters of Credit are being used by the Borrower for working capital purposes or, in the case of any Letter of Credit for which a Designated Subsidiary is required hereunder to be a co-applicant, solely for the purpose of providing credit support for the indebtedness of such Designated Subsidiary, or in the case of any Letter of Credit for which a Subsidiary of the Borrower is required to be a co-applicant, for general corporate purposes of such Subsidiary.

          4.18. Environmental Matters. (a) There are no conditions or circumstances associated with the currently or previously owned or leased properties or currently or previously conducted operations of the Borrower or any of its Subsidiaries other than those as, in the aggregate, would have no Material Adverse Effect.

          (b) The operations of the Borrower and its Subsidiaries and tenants comply with all applicable Environmental Laws other than such non-compliances that in the aggregate are not reasonably likely to result in Environmental Liabilities and Costs in excess of $5,000,000.

          (c) The Borrower and its Subsidiaries have obtained all Permits required under Environmental Laws necessary for their respective operations, and all such Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with the terms and conditions of such Permits, other than for such failures and non-compliances as, in the aggregate, have no Material Adverse Effect.

          (d) Neither the Borrower nor any of its Subsidiaries is, and none of their respective currently or, to the best knowledge of the Borrower, previously owned or leased property or operations is, subject to any threatened order from or agreement with any Governmental Authority or other Person or any judicial or administrative proceeding respecting any Environmental Law, Remedial Action, Release or threatened Release, other than those that in the aggregate are not reasonably likely to result in Environmental Costs and Liabilities in excess of $5,000,000.

          (e) Neither the Borrower nor any of its Subsidiaries is a treatment, storage or disposal facility requiring a permit under RCRA, the regulations thereunder or any state analog.

          (f) Except as set forth on Schedule 4.18, there is not now nor, to the best knowledge of the Borrower, has there been in the past on or in the property owned, leased or operated by the Borrower or any of its Subsidiaries any underground storage tanks or surface impoundments, asbestos containing materials or polychlorinated biphenyls used in electrical or other equipment.

          (g) Neither the Borrower nor any of its Subsidiaries has filed or failed to file any notice required under any applicable Environmental Law reporting a Release other than notices of Releases occurring in compliance with a Permit issued pursuant to any Environmental Law.

          (h) No Environmental Lien has attached to any property of the Borrower or any of its Subsidiaries.

        4.19. Intellectual Property. (a) To the best knowledge of the Borrower, the operation of neither the Borrower's nor any Subsidiary's business, as currently operated or contemplated to be operated, including without limitation, the manufacture, use, copying, distribution, sale, or import of any, device, product, service, process, method, substance, part or component, or any of their respective advertising, packaging, marketing or promotional activities, infringes or violates the intellectual property rights (including, without limitation, patent, copyright, trademark or trade secret rights) of any other Person.

          (b) To the best knowledge of the Borrower, the Borrower and its Subsidiaries have all necessary and material licenses, permits, and authorizations, including without limitation, any patent, trademarks, copyright, trade secret or other intellectual property licenses, permitting or authorizing each of them to operate their respective businesses as currently operated or contemplated to be operated, and neither the Borrower nor any of its Subsidiaries is in default, or has breached such licenses, permits or authorization.

          (c) Except as set forth in Schedule 4.19, no Person has threatened to commence, or has otherwise notified Borrower, and no action is pending in which it is claimed, that Borrower or any of its Subsidiaries infringes the intellectual property rights, including, without limitation, patent, copyright, trademark or trade secret rights, of any other Person, other than those, that in the aggregate, could reasonably be expected to have no Material Adverse Effect.

          (d) No Subsidiary of the Borrower owns any significant intellectual property, including, without limitation, any patent, trademarks, copyrights, trade secrets or other intellectual property licenses.

         4.20. Title. (a) The Borrower and its Subsidiaries own good, indefeasible and marketable title to, or valid leasehold interests in, all real properties and good and indefeasible title to, all personal properties and assets purported to be owned by the Borrower or any of its Subsidiaries including, without limitation, those reflected on the Borrower's most recent financial statements delivered pursuant to this Agreement and not disposed of as permitted hereunder, and none of such properties and assets is subject to any Lien, except Liens granted to the Secured Parties pursuant to the Loan Documents or otherwise permitted hereunder. The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower's and its Subsidiaries' right, title and interest in and to all such property.

          (b) All Permits required to have been issued or appropriate to enable all real property owned or leased by the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those, which in the aggregate, would have no Material Adverse Effect.

          (c) Neither the Borrower nor any of its Subsidiaries has received any notice, or has anyknowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by the Borrower or any of its Subsidiaries or any part thereof except those which, in the aggregate, would have no Material Adverse Effect.

          (d) No portion of any real property owned or leased by the Borrower or any of its Subsidiaries has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition.

          4.21. Restricted Payments. Since December 31, 1994,except as permitted by Section 7.4, the Borrower has not (a) declared or made any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Stock or Stock Equivalents, or (b) purchased, redeemed, or otherwise acquired for value or made any payment in respect of any of its Stock or Stock Equivalents.

          4.22. SEC Documents. The Borrower and its Subsidiaries have filed all required documents with the SEC since December 31, 1994 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Borrower and its Subsidiaries included in the SEC Documents complied as to form in all material respects with then applicable accounting requirements and published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP and fairly presented the financial condition of the Borrower and its Subsidiaries on a consolidated basis as at the dates thereof and the results of operations and cash flows for the periods then ended.

                              ARTICLE V
                         FINANCIAL COVENANTS

                As long as any Obligation, Letter of Credit or Revolving Credit Commitment remains outstanding, unless the Majority Lenders otherwise consent in writing, the Borrower agrees with the Lenders, the Issuers and the Agent that:

          5.1. Fixed Charge Coverage Ratio. The Borrower shall maintain for each computation period set forth below a Fixed Charge Coverage Ratio not less than the minimum set forth below for such computation period, with each computation period being the four consecutive Fiscal Quarters ending on the date set forth below (except that, with respect to March 31, 1996, the determination shall be on the basis of the three consecutive Fiscal Quarters ending on March31, 1996):

     For the Computation           Minimum Fixed
     Period Ending On              Charge Coverage Ratio

     March 31, 1996                      .1 : 1.0
     June 30, 1996                       .2 : 1.0
     September 30, 1996                 1.0 : 1.0
     December 31, 1996                  1.0 : 1.0
     March 31, 1997                     1.0 : 1.0
     June 30, 1997                      1.4 : 1.0
     September 30, 1997                 1.8 : 1.0
     December 31, 1997                  2.0 : 1.0
       and thereafter

          5.2. Interest Coverage Ratio. The Borrower shall maintain for each computation period set forth below an Interest Coverage Ratio not less than the minimum set forth below for such computation period, with each computation period being the four consecutive Fiscal Quarters ending on the date set forth below (except that, with respect to March 31, 1996, the determination shall be on the basis of the three consecutive Fiscal Quarters ending on March 31, 1996):

     For the Computation           Minimum Interest
     Period Ending On              Coverage Ratio

     March 31, 1996                     7.0 : 1.0
     June 30, 1996                      7.0 : 1.0
     September 30, 1996                10.0 : 1.0
     December 31, 1996                 12.0 : 1.0
     March 31, 1997                    12.0 : 1.0
     June 30, 1997                     14.0 : 1.0
     September 30, 1997                15.0 : 1.0
       and thereafter

          5.3. Maintenance of Net Worth. The Borrower shall at all times maintain during each Fiscal Quarter set forth below a Net Worth of not less than the minimum amount set forth below for such Fiscal Quarter:

     For the Fiscal Quarter          Minimum
     Ending On                       Net Worth

     September 30, 1995            $450,000,000
     December 31, 1995             $460,000,000
     March 31, 1996                $460,000,000
     June 30, 1996                 $460,000,000
     September 30, 1996            $470,000,000
     December 31, 1996             $480,000,000
     March 31, 1997                $490,000,000
     June 30, 1997                 $500,000,000
     September 30, 1997            $510,000,000
     December 31, 1997             $530,000,000
     March 31, 1998                $540,000,000
     June 30, 1998                 $550,000,000

          5.4. Capital Expenditures, Etc. The Borrower shall not permit the sum of Capital Expenditures and Capitalized Software Development Costs to exceed the amount set forth below for the period set forth below:

          Period                      Maximum Amount

Three months ending                   $18,000,000
September 30, 1995

Six months ending               The lesser of (x) 100% of
December 31, 1995               EBITDA of the Borrower for
                                such six month period
                                and (y) $40,000,000

Nine months ending              The lesser of (x) 100% of
March 31, 1996                  the EBITDA of the Borrower
                                for such nine month
                                period and (x)
                                $60,000,000

Twelve months ending            The lesser of (x) 100% of
June 30, 1996                   EBITDA of the Borrower for
                                such twelve month period
                                and (y) $80,000,000

Twelve months ending on         The lesser of (x) 80% of
each of September 30, 1996      EBITDA of the Borrower for
and December 31, 1996           such twelve month period
                                and (y) $84,000,000

Twelve months ending on         The lesser of (x) 80% of
each of March 31, 1997,         EBITDA of the Borrower for
June 30, 1997,                  such twelve month period
September 30, 1997,             and (y) $88,000,000
December 31, 1997,
March 30, 1998 and
June 30, 1998

                           ARTICLE VI
                      AFFIRMATIVE COVENANTS

                    As long as any Obligation, Letter of Credit or Revolving Credit Commitment remains outstanding, unless the Majority Lenders otherwise consent in writing, the Borrower agrees with the Lenders, the Issuers and the Agent that:

          6.1. Compliance with Laws, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Requirements of Law, Contractual Obligations and Permits; provided, however, that the Borrower shall not be deemed in default of this
Section 6.1 if all such non-compliances, in the aggregate, would have no Material Adverse Effect.

          6.2. Conduct of Business. The Borrower shall (a) conduct, and shall cause each of its Subsidiaries to conduct, its business in the ordinary course, (b) use, and cause each of its Subsidiaries to use, its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, (c) preserve, and cause each of its Subsidiaries to preserve, all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, and (d) perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms, covenants and conditions required to be performed and observed by it under its Contractual Obligations (including to pay all rent and other charges payable under any lease and all debts and other obligations as the same become due), and do, and cause its Subsidiaries to do, all things necessary to preserve and to keep unimpaired its rights under such Contractual Obligations; provided, however, that, in the case of each of clauses (a) through (d), the Borrower shall not be deemed in default of this
Section 6.2 if all such failures in the aggregate would have no Material Adverse Effect.

          6.3. Payment of Taxes, Etc. The Borrower shall pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful governmental claims, taxes,assessments, charges and levies, except where contested in good faith, by proper proceedings and if adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP.

          6.4. Maintenance of Insurance. The Borrower shall maintain, and shall cause to be maintained for each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and such other insurance as may be reasonably requested by the Majority Lenders and, in any event, all insurance required by any Collateral Document, other than directors and officers liability insurance. All such general liability insurance shall name the Agent, on behalf and for the ratable benefit of the Secured Parties, as additional insureds, and all such property insurance shall name the Agent, on behalf and for the ratable benefit of the Secured Parties, as loss payee, as the Agent shall determine. The Borrower will furnish to the Agent from time to time such information as may be reasonably requested by any Lender through the Agent as to such insurance.

          6.5. Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and shall cause each of its Subsidiaries to preserve and maintain, its corporate (or other comparable) existence, rights (charter and statutory) and franchises, except as permitted by Section 7.5.

          6.6. Access. The Borrower shall, from time to time at any reasonable time, permit the Agent and the Lenders or any of their respective agents or representatives within two Business Days after written notice thereof (except that during a continuance of a Default or Event of Default, no such prior notice shall be necessary), to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its subsidiaries, (b) visit the properties of the Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with any of their respective officers or directors, and (d) as long as a Responsible Officer of the Borrower has been notified at least one Business Day in advance in respect thereof (except that during a continuance of a Default or Event of Default, no such prior notice shall be necessary) communicate directly with the Borrower's independent certified public accountants and with the management consulting firm referred to in Section 6.18 if still engaged. The Borrower shall authorize its independent certified public accountants to disclose to the Agent or any Lender any and all financial statements and other information of any kind as the Agent or any Lender (through the Agent) reasonably requests from the Borrower and which such accountants have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Subsidiaries.

          6.7. Keeping of Books. The Borrower shall keep, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary.

          6.8. Maintenance of Properties, Etc. The Borrower shall maintain and preserve, and shall cause each Guarantor to maintain and preserve, (a) all of its properties which are necessary in the conduct of its business in good working order and condition, and (b) all rights, permits, licenses, approvals and privileges (including, without limitation, all Permits) which are necessary in the conduct of its business; provided, however, that the Borrower shall not be deemed in default of this Section
6.8 if all such failures, in the aggregate, have no and would have no Material Adverse Effect.

          6.9.        Performance and Compliance with Other Covenants.
The Borrower shall perform and comply with, and shall cause each of its Subsidiaries to perform and comply with each Contractual Obligation to which it or any of its Subsidiaries is a party; provided, however, that the Borrower shall not be deemed in default of this Section 6.9 if all such failures, in the aggregate, would have no Material Adverse Effect.

          6.10. Application of Proceeds. The Borrower shall use the entire amount of the proceeds of the Revolving Credit Loans as provided in
Section 4.17.

          6.11. Financial Statements. The Borrower shall furnish to the Agent for the benefit of the Lenders (with sufficient copies for each of the Lenders):

          (a) as soon as available and in any event within 45 days after the end of each month, (i) unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such month and consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month and for the comparable period from the prior Fiscal Year, all prepared in conformity with GAAP except for (x) the absence of footnotes thereto and (y) statements of cash flows for a period ending at the end of a month which is not the end of a Fiscal Quarter, which are prepared on management's basis, and certified by the chief financial officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries at such date and for such period, subject to normal year-end adjustments, and
(ii) unaudited consolidating (by geographic region) balance sheets of the Borrower and its Subsidiaries as of the end of such month, consolidating (by geographic region) statements of income and cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, and consolidating (by product line) statements of income of the Borrower and its Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, all prepared on management's basis and showing the Borrower's actual performance as compared to the Borrower's projected performance under the Cost Reduction Plan, and in each of clauses (i) and (ii), together with (i) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Agent of the computations used by the Borrower in determining compliance with all financial covenants contained herein, and (iii) a written discussion and analysis by the management of the Borrower of all of the unaudited consolidated and consolidating (by geographic region and by product line) financial statements furnished in respect of such month;

          (b) as soon as available and in any event within 90 days after the end of each Fiscal Year, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such year and consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by Ernst & Young LLP or any other independent public accountants of recognized national standing acceptable to the Agent, together with (i) a certificate of such accounting firm stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, the Borrower's compliance with all financial covenants contained herein, and (iii) a written discussion and analysis by the management of the Borrower of the consolidated financial statements furnished in respect of such Fiscal Year;

          (c) promptly after the same are received by the Borrower, a copy of each management letter provided to the Borrower by its independent certified public accountants which refers in whole or in part to any inadequacy, defect, problem, qualification or other lack of full satisfactory accounting controls utilized by the Borrower or any of its Subsidiaries; and

          (d) as soon as available and in any event within 45 days after the end of each month, financial information and other updates and information reasonably satisfactory to the Agent concerning the Borrower's actual performance as compared to the Borrower's projected performance under the Cost Reduction Plan.

          6.12. Reporting Requirements. The Borrower shall furnish to the Agent for the benefit of the Lenders (with sufficient copies for each of the Lenders):

          (a) prior to any Asset Sale involving the sale or other disposition of Collateral which is anticipated to generate in excess of $1,000,000 in Asset Sales Proceeds, a notice (i) describing the assets being sold or the nature and material terms and conditions of such transaction and
(ii) stating the estimated Asset Sales Proceeds anticipated to be received by the Borrower or any of its Subsidiaries;

          (b) as soon as available and in any event within the first 60 days of each Fiscal Year, in form and detail satisfactory to the Agent, an annual budget, business and financial plan of the Borrower and its Subsidiaries for such Fiscal Year and forecasts prepared by management of the Borrower for such Fiscal Year, displaying on a monthly basis for such Fiscal Year and for the two year period subsequent to such Fiscal Year, financial statements consisting of balance sheets and statements of income and cash flows, all on a consolidated and consolidating (by geographic region) basis and statements of income on a consolidating (by product line) basis;

          (c) as soon as available and in any event within 14 days after the 15th day and the last day of each month, a Borrowing Base Certificate for each semi-monthly period, certified by the chief financial officer of the Borrower as being true, accurate and complete based upon eligibility criteria and reserves as set forth herein and as most recently communicated by the Agent to the Borrower;

          (d) (i) promptly and in any event within 30 days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, and (ii) promptly and in any event within 10 days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Qualified Plan, a written statement of the chief financial officer or other appropriate officer of the Borrower describing such ERISA Event or waiver request and the action, if any, which the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

          (e) promptly after the commencement thereof, notice of the commencement of, or any material decision in, all actions, suits and proceedings before any Governmental Authority or arbitrator, affecting the Borrower or any of its Subsidiaries, except those which in the aggregate, if adversely determined, would not result in liability in excess of $5,000,000;

          (f) promptly and in any event within 30 days after receipt thereof, a copy of any order from or agreement with any Governmental Authority or other Person regarding any administrative proceeding involving a Government Contract, other than those which in the aggregate, if adversely determined, would not result in liability in excess of $5,000,000;

          (g) promptly and in any event within two Business Days after the Borrower becomes aware of the existence of (i) any Default or Event of Default or (ii) any Material Adverse Change or any event, development or other circumstance which has a reasonable likelihood of causing or resulting in a Material Adverse Change, notice (which may be telephonic or by facsimile) in reasonable detail specifying the nature of the Default, Event of Default, event, development or circumstance, including, without limitation, the anticipated effect thereof, which notice, if given orally, shall be promptly confirmed in writing within five days;

           (h) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its security holders generally, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

          (i) upon the request of any Lender, through the Agent, copies of all federal, state, local and foreign tax returns and reports filed by the Borrower or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes);

          (j) promptly and in any event within 30 days of the Borrower learning of any of the following, written notice to the Agent of any of the following:

                    (i) the Borrower or any Guarantor is or may be liable to any Person as a result of a Release or threatened Release which could reasonably be expected to subject the Borrower or any Guarantor to Environmental Liabilities and Costs of $5,000,000 or more;

                    (ii) any Remedial Action taken by the Borrower or any Guarantor or any other Person in response to any Contaminant on, under or about any real property owned, operated or leased by the Borrower or any Guarantor unless such Remedial Action would have no reasonable likelihood of subjecting the Borrower and the Guarantors collectively to Environmental Costs and Liabilities of $5,000,000 or more;

                    (iii) the receipt by the Borrower or any Guarantor of notification that any real or personal property of the Borrower or any Guarantor is subject to any Environmental Lien;

                    (iv) the receipt by the Borrower or any Guarantor of any notice of violation of any Environmental Law, except for violations which in the aggregate would have no reasonable likelihood of subjecting the Borrower and Guarantors collectively to Environmental Liabilities and Costs of $5,000,000 or more;

                    (v) the commencement of any judicial or administrative proceeding or investigation alleging a violation of any Environmental Law, other than those which in the aggregate would have no reasonable likelihood of subjecting the Borrower and Guarantors collectively to Environmental Liabilities and Costs of $5,000,000 or more;

                    (vi) any proposed acquisition of stock, assets or real estate, or any proposed leasing of property, or any other action by the Borrower or any Guarantor, other than those which in the aggregate have no reasonable likelihood of subjecting the Borrower and Guarantors collectively to Environmental Liabilities and Costs of $5,000,000 or more; and

                    (vii) any proposed action taken by the Borrower or any Guarantor to commence, recommence or cease manufacturing, industrial or other operations other than those actions which in the aggregate have no reasonable likelihood of requiring the Borrower and Guarantors to obtain additional Permits required under Environmental Laws that collectively require the expenditure of $5,000,000 or more or become subject to additional Environmental Liabilities and Costs of $5,000,000 or more;

          (k) upon written request by any Lender through the Agent, a written report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement and any other environmental, health or safety compliance obligation, remedial obligation or liability;

          (l) within 30 days after the end of each Fiscal Quarter, a list of all Instruments (as defined in the Borrower Security Agreement) evidencing any amount in excess of $500,000 individually owed under any Contractual Obligation or Account in respect of which the Borrower is an obligee;

          (m) during the continuance of an Event of Default, monthly aging reports of accounts payable of the Borrower and Intergraph Canada within 20 days after each month-end;

          (n) promptly and in any event within two Business Days thereof, notice of any (i) refusal of insurance for which the Borrower or any Guarantor has applied or (ii) the termination of any insurance policy maintained by the Borrower or any Guarantor, in each case, for reasons of uninsurability;

          (o) on each of the first and second anniversaries of the Closing Date, updated appraisals of the Eligible Machinery and Equipment from AccuVal Associates, Incorporated (such appraisals to be done on an orderly liquidation value basis), and Eligible Real Property from Jackson-Cross Company, or such other appraisal firm selected by the Agent, unless otherwise waived in writing by the Majority Lenders;

          (p) promptly upon the occurrence thereof, notice of any material default in the Borrower's or Intergraph Canada's obligations under a lease which covers property on which Collateral is located; and

          (q) such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

          6.13. Employee Plans. With respect to any Qualified Plan hereafter adopted or maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate, the Borrower shall (i) seek, and cause such of its Subsidiaries and ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such Qualified Plan is qualified within the meaning of Section 401(a) of the Code, and (ii) from and after the adoption of any such Qualified Plan, cause such plan to be qualified within the meaning of Section 401(a) of the Code and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code.

          6.14. Fiscal Year. The Borrower shall maintain as its Fiscal Year the twelve month period ending on December 31 of each year.

          6.15. Borrowing Base Determination. (a) The Borrower shall conduct, or shall cause to be conducted, at its expense, upon request of the Agent, and present to the Agent for approval, such appraisals, investigations and reviews as the Agent shall reasonably request for the purpose of determining the Borrowing Base, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested, and the Lenders and their respective representatives shall be entitled to participate with the Agent, at their own expense, in any such appraisals, investigations and reviews so requested by the Agent. The Borrower shall furnish to the Agent any information which the Agent may reasonably request regarding the determination and calculation of the Borrowing Base, including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all obligors.

          (b) The Borrower shall promptly notify the Agent and the Lenders in writing in the event that at any time the Borrower or any of its Subsidiaries receives or otherwise gains knowledge that (i) the Borrowing Base is less than 80% of the Borrower's Borrowing Base reflected in the most recent Borrowing Base Certificate delivered by the Borrower pursuant to
Section 6.12(c) or that (ii) the outstanding Revolving Credit Loans borrowed and Letters of Credit issued under Article II at such time exceed the Available Credit as a result of any decrease in the Borrowing Base and the amount of such excess.

          (c) The Agent may make test verifications of the Accounts and physical verifications of the Inventory in any reasonable manner and through any medium that the Agent considers advisable, and the Borrower shall furnish all such assistance and information as the Agent may require in connection therewith.

          6.16. Environmental. Upon the occurrence of any event specified in Section 6.12(j), the Borrower shall, at its cost, upon request from the Agent, provide the Agent with such reports, engineering studies or other written material or data as the Lenders may reasonably require so as to demonstrate compliance in all material respects with all applicable Environmental Laws.

          6.17. Cash Management System. Except for the bank accounts permitted pursuant to Section 7.18, the Borrower and each of the Guarantors shall establish and maintain a cash management system, including one or more lockboxes, which provides for all funds received by, or payable to, the Borrower and the Guarantors to be deposited in the Cash Collateral Account.

          6.18. Management Consulting Firm. Within 60 days after September 12, 1995, the Borrower shall engage a management consulting firm to examine and evaluate (i) management's practices and performance and (ii) the Borrower's strategic business plan, and such firm and the scope of its examination and evaluation shall be reasonably acceptable to the Agent.

          6.19. Foreign Accounts Receivable. As soon as practicable and in any event within 60 days after the issuance of any Letter of Credit for which a Designated Subsidiary is required hereunder to be a co-applicant, such Designated Subsidiary shall have executed and delivered to the Agent all documents, in form and substance reasonably satisfactory to the Agent, and taken all such other action reasonably required by the Agent, to pledge and grant a security interest in all of the accounts receivable of such Designated Subsidiary to the Agent, in its capacity as security trustee or agent for the Issuers, solely to secure the Letter of Credit Obligations of such Designated Subsidiary with respect to the Credit (as defined in the Designated Subsidiary Letter of Credit Reimbursement Agreement) issued for the benefit of such Designated Subsidiary. Notwithstanding any other provision of this Agreement, the Lenders and the Issuers acknowledge that such pledge and security interest shall not under any circumstances secure any other obligations or liabilities.

          6.20. Landlord Waivers and Consents. The Borrower shall, and shall cause Intergraph Canada to, use its best efforts to obtain and deliver to the Agent a landlord waiver and consent (a "Landlord Waiver and Consent") in form and substance reasonably satisfactory to the Agent, for each property leased by the Borrower and Intergraph Canada on which Collateral is located as set forth on Schedule 6.20 and for each additional property leased by the Borrower and Intergraph Canada after the date hereof on which Collateral with an aggregate Fair Market Value in excess of $100,000 is located and providing for the waiver of such landlord's liens, if any, on such Collateral, and consenting to the Agent's entry onto the premises solely for the purpose of removing such Collateral from such premises within 30 days after the occurrence of an Event of Default; provided, however, that "best efforts" shall not include the expenditure of money or the bringing of any action or proceeding to induce any landlord to execute a Landlord Waiver and Consent.

          6.21. Government Contracts. The Borrower shall, and shall cause Intergraph Canada to, execute and deliver to the Agent, a notice of assignment form for each Government Contract entered into after the date hereof by the Borrower and Intergraph Canada where the transaction represented thereby is in excess of $1,000,000, assigning its rights to receive payment from the Governmental Authority that is the account debtor with respect thereto to the Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a United States federal Governmental Authority, or to applicable state law, if any, in the case of any other domestic Governmental Authority, or to applicable Canadian federal or provincial law, if any, in the case of a Canadian Governmental Authority, except for (i) those Government Contracts which, pursuant to the terms thereof, are classified and are prohibited from being disclosed and (ii) those United States state Government Contracts and those Canadian federal and provincial Government Contracts which shall be delivered as soon as practicable and in any event within 60 days after the Closing Date with respect to those state Government Contracts in effect on the Closing Date or which were entered into within such 60 day period.

          6.22. Lockbox Agreements. As soon as practicable and in any event within 30 days after the Closing Date, the Borrower shall enter into a Lockbox Agreement with a bank acceptable to the Agent in replacement for the Lockboxes it maintains with The First National Bank of Chicago and First Chicago National Processing Corporation ("FNBC") and shall take all steps necessary or desirable, as the Agent shall determine, to cause its account debtors to mail their remittances to such new Lockbox, and until such time, the Borrower shall transfer to the Cash Collateral Account, in available funds, by 11:00 A.M. (New York City time) on each Business Day, all amounts deposited on the prior Business Day into each of lockbox account no. 59-32203 and 52-28883 it maintains with FNCB.

          6.23. Pledged Shares. As soon as practicable and in any event within 90 days after the Closing Date, the Borrower shall, and shall cause each of its applicable Subsidiaries to, pledge to the Agent pursuant to the Pledge Agreement and any other agreements required by local law, including letters from local counsel confirming such pledge documentation, 65% of the outstanding Stock of all of the Subsidiaries set forth on Schedule 6.23, and the Borrower shall pledge to the Agent pursuant to the Pledge Agreement all of the shares of Stock of Silicon Valley Research, Inc. owned by it or all of the voting trust certificates representing such Stock issued to it pursuant to a voting trust agreement, which agreement shall be in form and substance satisfactory to the Agent.

          6.24. Alabama Real Property Documents. As soon as practicable and in any event within 60 days after the Closing Date, the Borrower shall deliver to the Agent a current ALTA survey and surveyor's certification, each in form and substance satisfactory to the Agent with respect to the Alabama Real Property as set forth in Section 3.1(j)(iv), together with (i) a letter or endorsement issued by a title company satisfactory to the Agent insuring the Alabama Real Property, which letter shall be in form and substance satisfactory to the Agent and shall delete from the applicable Title Insurance Policy the exception to insurance coverage on account of matters that would be disclosed by an accurate ALTA survey and (ii) a survey endorsement (ALTA 116.1) to such Title Insurance Policy.

                             ARTICLE VII
                          NEGATIVE COVENANTS

          As long as any Obligation, Letter of Credit or Revolving Credit Commitment remains outstanding, unless the Majority Lenders otherwise consent in writing, the Borrower agrees with the Lenders, the Issuers and the Agent that:

     7.1. Liens, Etc. The Borrower shall not create or suffer to exist, and shall not permit Intergraph Canada or any Designated Subsidiary to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit Intergraph Canada or any Designated Subsidiary to assign, any right to receive income, except for:

          (a)    Liens created pursuant to the Loan Documents;

          (b) purchase money Liens or purchase money security interests upon or in any property (other than Collateral) acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property, and Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); provided, however, that the aggregate principal amount of the Indebtedness secured by the Liens permitted by this subsection (b) (and which Indebtedness is permitted to be incurred pursuant to Section 7.2(c)) and the aggregate amount of Indebtedness incurred pursuant to Section 7.2(e) shall not exceed $10,000,000 at any time outstanding;

          (c) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness or other obligation secured by any Lien permitted by Sections 7.1(b) or (i) without any increase in excess of costs and expenses associated therewith in the outstanding aggregate principal amount of Indebtedness secured thereby or in the assets subject to such Lien;

          (d) Liens (other than Environmental Liens) arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, landlords, bankers, lessors or other similar Persons incurred by the Borrower or any of its Subsidiaries in the ordinary course of business which secure its obligations to such Person; provided, however, that (i) the Borrower or such Subsidiary is not in default with respect to such payment obligation to such Person or the Borrower or such Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP and (ii) all such Liens, in the aggregate, would have no Material Adverse Effect;

          (e) Liens (excluding Environmental Liens) securing taxes, assessments or governmental charges, claims or levies; provided, however, that (i) the Borrower or any of its Subsidiaries is not in default in respect of any payment obligation with respect thereto or the Borrower or such Subsidiaries is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof on the books of the Borrower or the appropriate Subsidiary in accordance with GAAP and (ii) all such Liens, in the aggregate, would have no Material Adverse Effect;

          (f) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions, other social security benefits;

          (g) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and performance bonds and other obligations of like nature, in each case, incurred as an incident to and in the ordinary course of business, and appeal bonds and judgment liens; provided, however, that all such Liens (i) do not in the aggregate materially detract from the value of the Borrower's or any of its Subsidiary's assets or property or materially impair the use thereof in the operation of the Borrower's or such Subsidiary's business and (ii) with respect to appeal bonds and judgment liens, such Liens do not secure directly or indirectly judgments in excess of $10,000,000 (in excess of insurance proceeds in respect thereto for which the Borrower or such Subsidiary's insurance carrier has admitted liability);

          (h) zoning restrictions, easements, licenses, reservations, or restrictions on the use of real property or minor irregularities of title incident thereto which do not in the aggregate render title thereto unmarketable or impair, in any material manner, the use of such property for the purposes for which such property is held by the Borrower or any of its Subsidiaries;

          (i)    Liens existing on the date hereof and disclosed on Schedule
7.1;

          (j) expired financing statements, financing statements filed for precautionary purposes in respect of operating leases, and financing statements filed in respect of Liens permitted hereby;

          (k) software escrow arrangements entered into in the ordinary course of business consistent with past practice; and

          (l)    Liens not otherwise permitted by Sections 7.1(a) through
(k) securing the obligations or other liabilities (other than Indebtedness) of the Borrower or any of its Subsidiaries; provided, however, that the aggregate amount of such obligations and liabilities secured by such Liens shall not exceed $5,000,000 at any time outstanding.

          7.2. Indebtedness. The Borrower shall not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Indebtedness except:

          (a)    the Obligations;

          (b) Indebtedness (i) owing to any Subsidiary of the Borrower by the Borrower or (ii) owing to the Borrower or any other Subsidiary of the Borrower by any Subsidiary of the Borrower; provided, however, that the aggregate amount of the Indebtedness owing to the Borrower incurred pursuant to this subsection (b)(ii) shall not exceed $10,000,000 in any Fiscal Year in excess of the aggregate amount of such Indebtedness permitted to be incurred pursuant to this subsection (b)(ii) in the prior Fiscal Year or, in the case of the 1995 Fiscal Year, in excess of the amount currently outstanding; provided, further, however, that for the purposes of this subsection (b), all obligations of any Subsidiary of the Borrower owing to the Borrower constituting trade debt shall not be considered Indebtedness until it shall remain unpaid for 120 days past the original invoice date thereof;

          (c) Indebtedness secured by Liens permitted by Section 7.1(b); provided, however, that the aggregate amount of such Indebtedness incurred pursuant to this subsection (c) and Section 7.2(e) shall not exceed $10,000,000 at any time outstanding, exclusive of amounts permitted to be incurred pursuant to Section 7.3(a);

          (d) obligations pursuant to Interest Rate Contracts and Currency Agreements referred to in Section 7.12;

          (e) Indebtedness of the Borrower or any of its Subsidiaries under Capitalized Lease Obligations; provided, however, that the aggregate amount of Capitalized Lease Obligations incurred under this subsection (e) and the aggregate amount of Indebtedness incurred pursuant to Section 7.2(c) shall not exceed $10,000,000 at any time outstanding, exclusive of amounts permitted to be incurred pursuant to Section 7.3(a);

          (f)    Indebtedness of the Borrower and its Subsidiaries listed on
Schedule 7.2 and refinancings thereof without any increase in the amount of such Indebtedness and without giving effect to any currency translation adjustment associated therewith; provided, however, that the refinancing by ING Bank of the ABN-AMRO mortgage loans referred to on Schedule 7.2 (the "ING Loan") shall be in an amount no less than the principal amount of the Indebtedness of such ABN-AMRO mortgage loans outstanding at the time of the refinancing thereof by ING Bank less the Dutch guilder equivalent of $7,500,000, but in no event greater than the amount of such Indebtedness in existence on the date hereof as set forth on Schedule 7.2, and shall be on terms substantially similar to those set forth in that certain letter agreement (the "ING Letter"), dated September 11, 1995, among ING Bank, Intergraph Benelux B.V. and Intergraph European Manufacturing, LLC;

          (g) Indebtedness in respect of the receipt of advance payments made by customers in the ordinary course of business consistent with past practice;

          (h) Indebtedness of any foreign Subsidiary other than Indebtedness owing to the Borrower in amounts, at times and on terms incurred in the ordinary course of business consistent with past practice; provided, however, that all such Indebtedness incurred pursuant to this subsection (h) (other than reimbursement and similar obligations with respect to surety bonds, letters of credit and bankers' acceptances (collectively "Foreign Reimbursement Obligations")) shall not exceed $10,000,000 at any time outstanding, and such Foreign Reimbursement Obligations shall not exceed $15,000,000 at any time outstanding;

          (i) Contingent Obligations with respect to Indebtedness of the Borrower or any of its Subsidiaries to the extent such Indebtedness is permitted to be incurred hereunder; provided, however, that any Contingent Obligations existing on the date hereof shall be set forth on Schedule 7.2; provided, further, however, that any guarantee by the Borrower of the ING Loan referred to in Section 7.2(f) shall be limited to interest and scheduled principal payments at the rates and on the dates set forth in the ING Letter referred to in Section 7.2(f); and

          (j) other unsecured Indebtedness not referred to in Sections 7.2(a) through (i) in an aggregate principal amount at any time outstanding not in excess of $5,000,000.

         7.3.       Lease Obligations; Sale/Leasebacks.

          (a) The Borrower shall not create or suffer to exist, or permit any of the its Subsidiaries to create or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease having an original term of one year or more which would cause the direct or contingent liabilities of the Borrower and any of its Subsidiaries, on a consolidated basis, in respect of all such obligations payable in any period of 12 consecutive months to be an amount in excess of 115% of all such obligations paid in the prior Fiscal Year exclusive of (i) all Indebtedness permitted to be incurred pursuant to Sections 7.2(c) and (e), (ii) such obligations of the Borrower resulting from any sale/leaseback transaction with respect to any part of the Alabama Real Property, (iii) such obligations of the Borrower resulting from any sale/leaseback transaction with respect to any part of the Virginia Real Property, and (iv) such obligations of the Borrower and its Subsidiaries resulting from any sale/leaseback transaction with respect to computer work stations and related equipment up to an aggregate maximum amount at any time outstanding not in excess of $10,000,000.

          (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, become or remain liable as lessee or guarantor or other surety with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, which (i) the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person, or (ii) the Borrower or any of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by that entity to any other Person in connection with such lease; provided, however, that the Borrower and any of its Subsidiaries may become and remain so liable if (i) the proceeds from such a sale or transfer or series of related sales or transfers are applied in the same manner as if such proceeds constituted Asset Sale Proceeds or (ii) such sale/leaseback transaction is between any of the Borrower's Subsidiaries or between the Borrower and any of its Subsidiaries.

          7.4. Restricted Payments. The Borrower shall not and shall not permit any of its Subsidiaries to (a) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account or in respect of, or purchase, redeem or otherwise acquire for value, any of its Stock or Stock Equivalents other than declarations and payments of dividends and other distributions to the Borrower or any of its Subsidiaries by any of the Borrower's Subsidiaries, or (b) purchase, redeem, prepay, defease or otherwise acquire for value or make any payment (other than required purchases, redemptions and other payments) on account or in respect of any principal amount of Indebtedness for borrowed money, now or hereafter outstanding, except (i) the Obligations,
(ii) in the case of a Subsidiary of the Borrower, payments to the Borrower or any of its other Subsidiaries on account of any Indebtedness owing to the Borrower or such other Subsidiary by such Subsidiary, (iii) in the case of any foreign Subsidiary of the Borrower, payments on any Indebtedness to the extent such Indebtedness is permitted by Section 7.2 and (iv) in connection with a refinancing of any Indebtedness permitted by Section 7.2.

          7.5.       Mergers, Stock Issuances, Sale of Assets, Etc. (a)
The Borrower shall not and shall not permit any of its Subsidiaries to (i) merge with any Person, (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (v) enter into any joint venture or partnership with any Person, except for any Strategic Alliance entered into in the ordinary course of business consistent with past practice, or (vi) sell, lease, transfer or otherwise dispose of, whether in one transaction or in a series of transactions any of its assets, including, without limitation, substantially all assets constituting the business of a division, branch or other unit operation, except as permitted pursuant to
Section 7.3, 7.5(c) or 7.6 and except that (A) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly-owned Subsidiary of the Borrower and if one such Subsidiary is a Guarantor, the surviving entity must be a Guarantor and (B) any of the Borrower's Subsidiaries may merge into the Borrower; provided, however, that, in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default or an Event of Default and, in the case of any merger to which the Borrower is a party, the Borrower is the surviving corporation.

          (b) The Borrower shall not transfer, or permit any of its Subsidiaries to issue or transfer, any Stock of a Subsidiary of the Borrower or Stock Equivalents of a Subsidiary of the Borrower, other than any such issuance or transfer (A) by a Subsidiary of the Borrower to another wholly-owned Subsidiary of the Borrower or to another Subsidiary of the Borrower that is wholly-owned other than for those shares of Stock owned by any nominees comprising 1% or less of such Subsidiary's outstanding Stock,
(B) by a Subsidiary of the Borrower to the Borrower or (C) as permitted by
Section 7.5(c) or 7.7.

          (c) The Borrower shall not and shall not permit any of its Subsidiaries to sell, convey, transfer, lease or otherwise dispose of any of its assets or any interest therein to any Person, or permit or suffer any other Person to acquire any interest in any of the assets of the Borrower or any such Subsidiary except (i) any lease or licensing of software source codes in the ordinary course of business, (ii) the sale or disposition of
(A) inventory in the ordinary course of business or (B) equipment or motor vehicles which have become obsolete, are replaced in the ordinary course of business, or which are no longer necessary or useful in the reasonable judgment of the Borrower for the conduct of the business of the Borrower or any of its Subsidiaries, (iii) any such sale, conveyance, transfer, lease or other disposition by the Borrower or any Subsidiary of the Borrower to the Borrower or to any wholly-owned Subsidiary of the Borrower or to another Subsidiary of the Borrower that is wholly-owned other than for those shares of Stock owned by any nominees comprising 1% or less of such Subsidiary's outstanding Stock, (iv) the lease or sublease of real property (including, without limitation, office and retail space), that is not part of a sale and leaseback that is otherwise prohibited by this Agreement, (v) the making of Investments permitted by Section 7.6 and the liquidation thereof, (vi) the sale of those assets of the Borrower previously disclosed in writing to the Agent pursuant to that certain letter agreement, dated as of the date hereof from the Company to the Agent, in accordance with the terms of such letter agreement, and (vii) except as otherwise permitted pursuant to this Agreement, as long as no Default or Event of Default is continuing or would result therefrom, the sale of any asset for the Fair Market Value thereof, payable in cash upon such sale; provided, however, that, with respect to any such sale pursuant to this clause (vii) made by the Borrower and any of its Subsidiaries (other than any of its foreign Subsidiaries but including Intergraph Canada), the aggregate Fair Market Value of all assets so sold by the Borrower and such Subsidiaries during any Fiscal Year shall not exceed $5,000,000 and that all Asset Sale Proceeds of any such sale are applied to the prepayment of the Revolving Credit Loans to the extent required by Section 2.6(c); provided, further, however, that, with respect to any such sale pursuant to this clause (vii) made by any foreign Subsidiaries (other than Intergraph Canada) of the Borrower, the aggregate Fair Market Value of all assets so sold by such foreign Subsidiaries during any Fiscal Year shall not exceed $5,000,000.

          (d) The Borrower shall not sell or otherwise dispose of, or factor, or permit any of its Subsidiaries to sell or otherwise dispose of, or factor, any Accounts.

          7.6. Investments in Other Persons. The Borrower shall not, directly or indirectly, make or maintain, or permit any of its Subsidiaries to make or maintain, any loan or advance to any Person or own, purchase or otherwise acquire, or permit any of its Subsidiaries to own, purchase or otherwise acquire, any Stock, Stock Equivalents, other equity interest, obligations or other securities of, or any assets constituting the purchase of a business or line of business, or make or maintain, or permit any of its Subsidiaries to make or maintain, any capital contribution to, or otherwise invest in, any other Person (any such transaction being an "Investment"), except:

          (a) Investments in accounts, contract rights and chattel paper (each as defined in the Uniform Commercial Code), notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries;

          (b) Investments in the Guarantors for general corporate purposes in the ordinary course of business;

          (c) loans to employees of the Borrower or any of its Subsidiaries under the Executive Loan Program, outstanding on the date hereof, which loans (i) shall not exceed the respective amounts thereof outstanding on the date hereof and (ii) once repaid may not be reborrowed;

          (d) advances to employees of the Borrower or any of its Subsidiaries in respect of expenses incurred by them on behalf of the Borrower or any of its Subsidiaries in the ordinary course of business and loans to employees to facilitate relocation, but in no event for purposes set forth in the loan program referred to in Section 7.6(c), which advances and loans shall not in the aggregate exceed the sum of $1,000,000 outstanding at any time and those Investments set forth on Part I of Schedule 7.6;

          (e) loans or advances to customers or suppliers of the Borrower for any of its Subsidiaries in the ordinary course of business, which loans and advances do not in the aggregate exceed $5,000,000 outstanding at any time;
          (f) Investments in checking, demand deposit and other bank accounts and Cash Equivalents;

          (g)    Investments existing on the date hereof and set forth on
Part II of Schedule 7.6;

          (h) Investments made after the date hereof not otherwise permitted hereby which do not exceed $5,000,000 in the aggregate;

          (i) Investments comprised of securities received by the Borrower or any of its Subsidiaries from a reorganization or liquidation of an account debtor on account of an Account incurred in the ordinary course of business;

          (j) equity Investments made after the date hereof in Subsidiaries now existing or hereafter formed pursuant to Section 7.14; provided, however, that the aggregate amount of the Investments permitted by this subsection (j) net of amounts repatriated (whether by dividend, repayment of loan or otherwise) shall not exceed $10,000,000 at any time outstanding exclusive of (i) any Indebtedness permitted to be incurred pursuant to Section 7.2(b) and (ii) any Investment made by the Borrower in Intergraph European Manufacturing, LLC and/or Intergraph Benelux B.V. in connection with the ING Loan referred to in Section 7.2(f), provided that any such Investment shall not exceed $7,500,000;

          (k) Investments in Strategic Alliances entered into in the ordinary course of business consistent with past practice; and

          (l)    Indebtedness permitted to be incurred pursuant to Section 7.2.

          7.7. Maintenance of Ownership of Subsidiaries. Except as permitted by Section 7.5, the Borrower shall not sell or otherwise dispose of any shares of Stock or any Stock Equivalent of any of its Subsidiaries other than to a wholly-owned Subsidiary of the Borrower or permit any of its Subsidiaries to issue, sell or otherwise dispose of any shares of its Stock or any Stock Equivalent or the Stock or any Stock Equivalent of any other Subsidiary of the Borrower other than to the Borrower or to any wholly-owned Subsidiary of the Borrower, and in each case only if all of the Stock and Stock Equivalents of such Subsidiary are pledged to the Agent (to the extent not theretofore pledged) pursuant to the Borrower Pledge Agreement or a pledge agreement that is substantially similar thereto (except, that if such Stock or Stock Equivalents is of a Subsidiary that is a foreign Subsidiary of the Borrower (other than Intergraph Canada), no more than 65% of the outstanding Stock of such Subsidiary shall be pledged to secure the Obligations).

          7.8. Change in Nature of Business. The Borrower shall not make, and shall not permit any of its Subsidiaries to make, any change in any of its business objectives, purposes or operations, other than changes permitted in this Agreement or changes which, in the aggregate, would have no Material Adverse Effect.

          7.9. Modification of Material Agreements. The Borrower shall not, and shall not permit any of its Subsidiaries to, alter, amend, modify, rescind, terminate or waive any of their respective rights under, or fail to comply in all material respects with, any of its material Contractual Obligations; provided, however, that the Borrower shall not be deemed in default of this Section 7.9 if all such actions, in the aggregate, would not have a Material Adverse Effect; and provided, further, that in the event of any breach or event of default by a Person other than the Borrower or any of its Subsidiaries, the Borrower shall promptly notify the Agent of any such breach or event of default and take all such action as may be reasonably necessary to avoid having such breach or event of default have a Material Adverse Effect.

          7.10. Accounting Changes. The Borrower shall not make, nor permit any of its Subsidiaries to make, any change in accounting treatment and reporting practices, except as required by GAAP and promptly disclosed in writing to the Lenders and the Agent.

          7.11. Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries, except as otherwise expressly permitted herein, to do any of the following: (a) make any Investment in an Affiliate of the Borrower which Affiliate is not a Subsidiary, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower which is not a Subsidiary, (c) merge or consolidate with or purchase or acquire assets from any Affiliate of the Borrower other than a Subsidiary, (d) repay any Indebtedness to any Affiliate of the Borrower other than a Subsidiary or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower which is not a Subsidiary, including, without limitation, employment contracts or contracts involving the payment of management or consulting fees and guaranties or assumptions of obligations of any such Affiliate (other than in connection with the salary or other compensation of an officer or director of the Borrower or any Subsidiary commensurate with current compensation levels), except, in the case of each of clauses (a) through (e) above, for
(i) transactions in the ordinary course of business on a basis no less favorable to the Borrower or such Subsidiary as would be obtained in a comparable arm's length transaction with a Person not an Affiliate and (ii) arrangements with Affiliates of the Borrower or any of its Subsidiaries in existence on the date hereof and heretofore disclosed to the Agent in writing.

          7.12. Interest Rate Contracts; Currency Agreements. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Interest Rate Contract or Currency Agreement, except for those entered into on terms satisfactory to the Agent and with counterparty risk of less than $15,000,000 in the aggregate, which risk shall be calculated by the Agent using calculations customarily used by the Agent for similar contracts and agreements.

          7.13. Cancellation of Indebtedness Owed to It. The Borrower shall not, and shall not permit any of its Subsidiaries to, cancel any claim or Indebtedness owed to it except for adequate consideration and in the ordinary course of business and except for the loans and advances referred to in Section 7.6(c).

          7.14. New Subsidiaries. The Borrower shall not, and shall not permit any of the Guarantors to, incorporate or otherwise organize any Subsidiary which was not in existence on the Closing Date unless (a) all of the Stock and Stock Equivalents of such Subsidiary are (i) owned by the Borrower or a Subsidiary in existence on the Closing Date and (ii) pledged to the Agent pursuant to the Pledge Agreement or a pledge agreement that is substantially similar thereto (except, that if such Subsidiary is a foreign Subsidiary of the Borrower (other than Intergraph Canada and Intergraph Corporation Pty., Ltd., an Australian corporation), no more than 65% of the outstanding Stock of such Subsidiary shall be pledged to secure the Obligations), and (b) such Subsidiary, to the extent it is incorporated under the laws of any state of the United States of America or the District of Columbia executes and delivers to the Agent a Guaranty, and if incorporated under the laws of any province of Canada executes and delivers the Canadian Guaranty; provided, however, that no Stock or Stock Equivalents shall be required to be pledged pursuant to subsection (a) above and no Guaranty shall be required to be executed and delivered pursuant to subsection (b) above unless and until such time as such Subsidiary, if incorporated under the laws of any state of the United States of America or the District of Columbia or the laws of any province of Canada shall have Total Assets of $100,000 or more, and as to any such other Subsidiary, unless and until such time as such other Subsidiary shall have Total Assets of $5,000,000 or more.

          7.15. Capital Structure of the Borrower and its Subsidiaries. The Borrower shall not make, and shall not permit any of its Subsidiaries to make, any change in its capital structure (including in the terms of its outstanding Stock and Stock Equivalents), amend its certificate or articles of incorporation, by-laws, other constituent documents or partnership agreement, as the case may be, other than for such changes which in the aggregate, would have no Material Adverse Effect.

          7.16. No Speculative Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any speculative transaction or in any transaction involving derivatives or commodity options, futures or forward contracts, except for the sole purpose of hedging in the normal course of business and consistent with past practices.

          7.17. Environmental. The Borrower shall not, and shall not permit any of its Subsidiaries to, and shall not fail to require any lessee to, dispose of, and the Borrower shall use its best efforts to prevent any other Person from disposing of, any Contaminant in violation of any Environmental Law by placing it in or on the ground or waters of any property owned or leased by the Borrower or any of its Subsidiaries.

          7.18. Bank Accounts. The Borrower shall not, and shall not permit any of its domestic Subsidiaries to, maintain any bank accounts with funds on deposit therein in an amount in excess of $1,000,000 in the aggregate for all such accounts at any time other than (i) payroll accounts,
(ii) as provided for in Section 2.15, (iii) the Lockbox Accounts (as defined in each Lockbox Agreement) and (iv) as consented to by all the Lenders in writing.

          7.19. Prohibition on Negative Pledges. The Borrower shall not enter into or be bound by, and shall not cause any of its Subsidiaries to enter into or be bound by, any agreement, contract or other arrangement that limits the creation or existence of any Lien upon or with respect to any of its or such Subsidiary's properties, whether now owned or hereafter acquired, except for limitations provided for under the Loan Documents and under the documents relating to the Borrower's BEST Australia Project.

          7.20. Compensation. The Borrower shall not, in any Fiscal Year, increase the aggregate cash Compensation of the five highest paid executive officers of the Borrower and its Subsidiaries identified in the Borrower's proxy statement dated March 31, 1995 filed with the SEC by more than 25% of the aggregate cash Compensation for such employees from the prior Fiscal Year exclusive of (i) any cash Compensation required to be paid to any such officer to match a bona fide offer of employment made by a third party to any such officer and (ii) any cash bonus payments or other comparable incentive payments required to be paid to any such officer pursuant to such officer's employment contract in existence on the date hereof.

                            ARTICLE VIII
                         EVENTS OF DEFAULT

          8.1. Events of Default. Each of the following events shall be an Event of Default:

          (a) The Borrower shall fail to pay any principal (including, without limitation, mandatory prepayments of principal) of any Revolving Credit Loan when the same becomes due and payable; or

          (b) The Borrower shall fail to pay any interest on any Revolving Credit Loan, any fee or any other amount due hereunder or under the other Loan Documents or any of the Other Obligations within five days after the same becomes due and payable; or

          (c) Any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document, shall prove to have been incorrect in any material respect when made or deemed made; or

          (d) Any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Articles V or VII, or (ii) any other term, covenant or agreement contained in this Agreement, including, without limitation, Article VI, or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 10 days after the earlier of the date on which (A) a Responsible Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

          (e) Any Loan Party shall fail to make any payment in respect of any Indebtedness for borrowed money of such Loan Party (or any Contingent Obligation in respect of Indebtedness for borrowed money of any other Person) having a principal amount of $1,000,000 or more (other than the Indebtedness evidenced by the Revolving Credit Notes), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is, after giving effect to any applicable grace period, to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), or any Loan Party shall be required to repurchase or offer to repurchase such Indebtedness, prior to the stated maturity thereof; or

          (f) Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against any Loan Party (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceedings shall occur, or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) Any judgment or order for the payment of money (to the extent fully not covered by insurance or an indemnity from a creditworthy party who, in either case, has acknowledged coverage or is required to honor the same pursuant to any final judgment or order) in excess of $10,000,000 shall be rendered against any Loan Party and shall remain unpaid and either
(i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) (i) With respect to any Qualified Plan, any Loan Party or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS or (ii) with respect to any Title IV Plan or Multiemployer Plan, an ERISA Event not described in clause (i) hereof shall occur; provided, however, that the events listed in clauses (i) and (ii) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of any Loan Party or any ERISA Affiliate, whether or not assessed, exceeds $5,000,000 in the aggregate for all such cases;

          (i) Any provision of any Collateral Document or any Guaranty after delivery thereof under Section 3.1 shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party thereto, or any Loan Party shall so state in writing; or

          (j) Except as expressly set forth in any of the Collateral Documents or Section 4.10, any Collateral Document after delivery thereof pursuant to Section 3.1 shall, for any reason, ceases to create a valid Lien on the Collateral purported to be covered thereby or any Loan Party shall so state in writing; or

          (k)    There shall occur any Change of Control; or

          (l) There shall occur any default, or event which, but for the requirement that notice be given or time elapse or both, would be a default under any Mortgage; or

          (m)    There shall occur a Material Adverse Change; or

          (n) Any Loan Party shall have entered into any consent or settlement decree or agreement or similar arrangement with any Governmental Authority or any judgment, order, decree or similar action shall have been entered against any Loan Party, in either case based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrower and the Guarantors are likely to incur Environmental Liabilities and Costs (to the extent not covered by insurance or an indemnity from a creditworthy party who, in either case, has acknowledged coverage or is required to honor the same pursuant to any final judgment or order) in excess of $10,000,000 in any Fiscal Year.

          8.2. Remedies. During the continuance of any Event of Default, except to the extent such Event of Default is waived in accordance with the terms of this Agreement, the Agent (a) shall at the request, or may with the consent, of the Majority Lenders by notice to the Borrower, declare the obligation of each Lender to make Revolving Credit Loans and each Issuer to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (b) shall at the request, or may with the consent, of the Majority Lenders by notice to the Borrower, declare the Revolving Credit Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Revolving Credit Notes, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (c) may, and shall at the direction of the Majority Lenders, transmit (to the extent not previously transmitted by the Agent) any notice of assignment of any Government Contract received by it from the Borrower to the United States Government or by it from Intergraph Canada to any Canadian Governmental Authority; provided, however, that upon the occurrence of the Event of Default specified in Section 8.1(f), the obligation of each Lender to make Revolving Credit Loans and of each Issuer to issue Letters of Credit shall automatically be terminated and the Revolving Credit Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth in this Agreement, the Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

          8.3. Actions in Respect of Letters of Credit and Other Obligations. Upon the Revolving Credit Loans becoming due and payable as a result and in the manner set forth in Section 8.2 or upon the termination of the Revolving Credit Commitments, the Borrower shall pay to the Agent in immediately available funds for deposit into the Cash Collateral Account, an amount equal to the sum of all outstanding Letter of Credit Obligations plus all outstanding Other Obligations to the extent that the then outstanding balance in the Cash Collateral Account is less than the outstanding Obligations. The Agent may, from time to time after funds are deposited in the Cash Collateral Account, apply funds then held in the Cash Collateral Account in accordance with the provisions of Section 2.15.

                              ARTICLE IX
                               THE AGENT

          9.1. Authorization and Action. (a) Each Lender and each Issuer hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto. Without limitation of the foregoing, each Lender and each Issuer hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Agent is a party, and to exercise all rights, powers and remedies that the Agent may have under such Loan Documents and agrees, that to the extent the Agent is acting in its capacity as security trustee holding German trust property of any Designated Subsidiary consisting of receivables governed by German law, the Agent, in such capacity, shall hold such trust property as a German law trustee (Treuhander).

          (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Revolving Credit Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders (and the Issuers to the extent provided in the third proviso to Section 10.1), and such instructions shall be binding upon all Lenders and all holders of Revolving Credit Notes (and all Issuers, to the extent applicable); provided, however, that the Agent shall not be required to take any action which the Agent in good faith believes exposes it to personal liability or is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

          9.2. Agent's Reliance, Etc. None of the Agent, nor any of its Affiliates or any of the respective directors, officers, agents or employees of the Agent or any such Affiliate shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Agent (a) may treat the payee of any Revolving Credit Note as the holder thereof until the Agent receives written notice that such Revolving Credit Note has been assigned in accordance with
Section 10.7, (b) may rely on the Register to the extent set forth in
Section 10.7(c), (c) may consult with legal counsel (including, without limitation, counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any of the statements, warranties or representations made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement or any of the other Loan Documents, (e) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or any other Loan Party or to inspect the property (including, without limitation, the books and records) of the Borrower or any other Loan Party, (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, and
(g) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

          9.3. Citicorp USA and Affiliates. With respect to its Revolving Credit Commitment, the Revolving Credit Loans made by it and the Revolving Credit Note issued to it and the Letters of Credit issued by it, Citicorp USA and its Affiliates shall have the same rights and powers under this Agreement as any other Lender or Issuer and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citicorp USA in its individual capacity. Citicorp USA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any of its Subsidiaries, all as if Citicorp USA were not the Agent and without any duty to account therefor to the Lenders.

          9.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or Issuer and based on the financial statements referred to in Article IV and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.
Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or Issuer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

          9.5. Indemnification. The Lenders agree to indemnify the Agent and its Affiliates, and their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower or the other Loan Parties), ratably according to the respective principal amounts of the Revolving Credit Notes then held by each of them owing to them (or if no Revolving Credit Notes and are at the time outstanding, ratably according to the respective amounts of the aggregate of their Revolving Credit Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, the Agent, any of its Affiliates or any of its directors, officers, employees, agents or advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or any such Affiliate's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable (determined as set forth above in this Section 9.5) share of any out-of-pocket expenses (including, without limitation, fees and disbursements of legal counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

          9.6. Successor Agent. The Agent may resign only with the consent of each Lender, if any, who was an original signatory hereto as a Lender (collectively, the "Initial Lenders") (which consent shall not be unreasonably withheld), and upon written notice thereof to the Borrower, and may be removed upon the written consent of the Majority Lenders if the Agent shall have acted with gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent that is reasonably satisfactory to the Borrower. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's receipt of consent from the Initial Lenders to so resign, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United
States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Upon any such succession, references in Section 9.3 to Citicorp USA shall be deemed to refer to each such successor acting as the Agent. The Borrower shall be given prompt notice by the Successor Agent of its appointment hereunder.

                                 ARTICLE X
                               MISCELLANEOUS

          10.1. Amendments, Etc. Except as expressly provided elsewhere in this Agreement to the contrary, no amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Article III except as otherwise provided therein, (b) increase the Revolving Credit Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest (including default interest) on, the Revolving Credit Loans or any fees or other amounts payable hereunder (other than the waiver of the right to receive default interest), (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Loans or any fees or other amounts payable hereunder, (e) change the percentage of the Revolving Credit Commitments or the aggregate unpaid principal amount of the Revolving Credit Loans which shall be required for the Lenders or any of them to take any action hereunder, (f) release any of the Collateral, except as shall otherwise be provided for herein or in the Collateral Documents,
(g) release any Guarantor from a Guaranty, except as shall otherwise be provided in such Guaranty and except for any Guarantor which in accordance with the terms hereof ceases to be a Subsidiary, (h) waive any failure by the Borrower to attain the Cumulative EBITDA set forth in the definition of "Trigger Event" or waive or amend Section 2.4(b), (i) waive or amend Section 2.15(e), or (j) amend this Section 10.1 or the definition of the terms "Borrowing Base" (including increasing the advance rates set forth in the Borrowing Base Certificate but excluding any changes to the reserves referred to therein and any reduction in value as a result of the sale of certain assets referred to therein, each of which shall be determined by the Agent, and excluding the eligibility requirements relating thereto which are to be determined by the Majority Lenders), "Majority Lenders" and "Trigger Event" contained in Section 1.1; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or the other Loan Documents; and provided, further that no amendment, waiver or consent shall, unless in writing and signed by each Issuer in addition to the Lenders required above to take such action, affect the rights and duties of the Issuers under this Agreement or the other Loan Documents.

          10.2. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including, without limitation, by telecopy) and mailed by postage prepaid registered mail, return receipt requested, telecopied or delivered by hand, if to the Borrower, at Huntsville, Alabama 35894-0001 (telecopy number: (205) 730-2742) (telephone number: (205) 730-2000), Attention: Chief Financial Officer; if to any Lender, at its Domestic Lending Office specified opposite its name on
Schedule II; if to any Issuer, at its address specified opposite its name on
Schedule III; if to the Agent for all notices and other communications other than those required to be provided pursuant to Sections 6.11 and 6.12, at its address at 399 Park Avenue, New York, New York 10043 (telecopy number
(212) 793-1290)(telephone number: (212) 559-4659), Attention: Timothy L.
Freeman; and if to the Agent for all notices and other communications required to be provided pursuant to Sections 6.11 and 6.12, at its address at One Court Square, Long Island City, New York 11120, (telecopy number (718) 248-4480), (telephone number (718) 248-4657), Attention: Jeff Stern; or, as to the Borrower, any Lender, any Issuer or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telecopied or delivered, be effective three Business Days after being deposited in the mails, when telecopied with confirmation of receipt or when delivered by hand to the addressee or its agent, respectively, except that notices and communications to the Agent pursuant to Article II or IX shall not be effective until received by the Agent.

         10.3. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Revolving Credit Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         10.4. Costs; Expenses; Indemnities. (a) The Borrower agrees to pay promptly after a demand therefor (i) all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, each of the other Loan Documents and each of the other documents to be delivered hereunder and thereunder, including, without limitation, (A) the reasonable fees and out-of-pocket expenses of Weil, Gotshal & Manges, counsel to the Agent and all other attorneys fees incurred by the Agent, (B) all search, filing and recording fees (including, sales, excise and similar taxes), and all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, messenger and audit costs and expenses, and (C) fees and out-of-pocket expenses of accountants, appraisers, consultants or industry experts retained by the Agent with respect hereto, and (ii) all costs and expenses of the Agent, each Issuer and each Lender in connection with the restructuring or enforcement (whether through negotiation, legal proceedings or other wise) of this Agreement and the other Loan Documents (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel, accountants, appraisers, consultants or industry experts retained in connection therewith by the Agent, any Issuer or any Lender).

          (b) The Borrower agrees to indemnify and hold harmless the Agent, each Issuer and each Lender and their respective Affiliates, and the directors, officers, employees, agents, attorneys, consultants and advisors of or to any of the foregoing (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III) (each of the foregoing being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or regulation, under common law or in equity, on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, or any act, event or transaction related or attendant to any thereof, including, without limitation, (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action undertaken or required to be taken by the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien,
(iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including, without limitation, CERCLA and applicable state property transfer laws, whether, with respect to any of the foregoing, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure or the exercise of other rights provided by any of the Collateral Documents, except, with respect to any of the foregoing referred to in clauses (i), (ii), (iii) and
(iv), as set forth in the following proviso or to the extent incurred following foreclosure by the Agent, any Issuer or any Lender, or the Agent, any Issuer or any Lender having become the successor in interest to the Borrower or any of its Subsidiaries, and attributable solely to acts of the Agent, such Issuer or such Lender or any agent on behalf of the Borrower, such Issuer or such Lender (and not to the acts of the Borrower, any of its Affiliates or any other Person), (v) the making of any assignments of or participations in the Revolving Credit Loans or Letters of Credit in accordance with the terms of this Agreement and the management of such Revolving Credit Loans and Letters of Credit, (vi) the use or intended use of the proceeds of the Revolving Credit Loans or Letters of Credit or (vii) in connection with any investigation of any potential matter covered hereby (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall not have any obligation under this Section 10.4(b) to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, but in no event shall any Indemnitee be liable for any exemplary or punitive damages to the extent permitted by applicable law.

          (c) If any Lender receives any payment of principal of, or is subject to a conversion of, any Eurodollar Rate Loan other than on the last day of an Interest Period relating to such Eurodollar Rate Loan, as a result of any payment or conversion made by the Borrower or acceleration of the maturity of the Revolving Credit Loans pursuant to Section 8.2 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender all amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Rate Loan, assuming for such purpose that such Lender has funded such Eurodollar Rate Loan in the London interbank eurodollar market with a loan of the same amount and Interest Period as such Eurodollar Rate Loan.

          (d) The Borrower shall indemnify the Agent, the Issuers and the Lenders for, and hold the Agent, the Lenders and the Issuers harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Agent, the Issuers and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of the Borrower or any of its Subsidiaries in connection with the financing contemplated by this Agreement.

          (e) The Borrower agrees that any indemnification or rights in respect thereof provided to any Indemnitee pursuant to this Agreement (including, without limitation, pursuant to this Section 10.4) or any other Loan Document shall (i) survive payment of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

          10.5. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuer to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing irrespective of whether or not such Lender or such Issuer shall have made any demand under this Agreement or any Revolving Credit Note or any Reimbursement Agreement or any other Loan Document and although such Obligations may be unmatured. Each Lender and each Issuer agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and each Issuer under this Section 10.5 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender or such Issuer may have.

          10.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Lender and each Issuer that the Lenders and the Issuers have executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, each Lender and each Issuer and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders and the Agent.

          10.7. Assignments and Participations. (a) With the consent of the Agent (which consent shall not be unreasonably withheld), each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its Revolving Credit Commitment, to issue Letters of Credit, the Revolving Credit Loans and Letter of Credit Obligations owing to it and the Revolving Credit Note held by it and a commensurate portion of its rights and obligations hereunder and under the other Loan Documents, and any other sale, transfer, negotiation or assignment shall require the consent of the Borrower and the Agent (each of whose consent shall not be unreasonably withheld), except that during the continuance of a Default or an Event of Default, no such consent of the Borrower shall be necessary; provided, however, that the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor's entire interest) be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. The parties to each assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance, together with the Revolving Credit Notes subject to such assignment. Upon such execution, delivery, acceptance and recording and the receipt by the Agent from the assignee in respect thereof of an assignment fee in the amount of $3,000, from and after the effective date specified in such Assignment and Acceptance, (A) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender was an Issuer, of an Issuer hereunder and thereunder, and (B) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except those which survive the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any of the statements, warranties or representations made in or in connection with this Agreement or any other Loan Document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document or of any other instrument or document furnished pursuant hereto or thereto; (iii) such assigning Lender confirms that it has delivered to the assignee and the assignee confirms that it has received a copy of this Agreement and each of the Loan Documents together with a copy of the most recent financial statements delivered by the Borrower to the Lenders pursuant
Section 6.11 (or if no such statements have been delivered, the financial statements referred to in Section 4.5 of this Agreement) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
(v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto;
(vii) Sections 2.12(f) and 10.7 have been complied with; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and if such assignor Lender was an Issuer, as an Issuer.

          (c)    The Agent shall maintain at its address referred to in
Section 10.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, commitment, if any, to issue Letters of Credit, Letter of Credit Obligations owing to, and principal amount of the Revolving Credit Loans owing to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender or an Issuer, as the case may be, for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the Revolving Credit Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within 10 Business Days after its receipt of such notice and a request therefor, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for such surrendered Revolving Credit Note, a new Revolving Credit Note to the order of such Eligible Assignee in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment hereunder, a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder. Each such new Revolving Credit Note shall be dated the same date as the surrendered Revolving Credit Note and be in substantially the form of Exhibit A.

          (e)    In addition to the other assignment rights provided in this
Section 10.7, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including, without limitation, rights to payments of principal or interest on the Revolving Credit Note) to any Federal Reserve Bank without notice to or consent of the Borrower or the Agent; provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder. The terms and conditions of any such assignment and the documentation evidencing such assignment shall be in form and substance satisfactory to the assigning Lender and the assignee Federal Reserve Bank.

          (f) Each Lender may sell participations to one or more banks or other Persons in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Revolving Credit Commitment, commitment, if any, to issue Letters of Credit, the Letter of Credit Obligations owing to it, the Revolving Credit Loans owing to it and the Revolving Credit Notes held by it). The terms of such participation shall not, in any event, require the participant's consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Lender may have under or in respect of the Loan Documents (including, without limitation, the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with the Loan Documents. In the event of the sale of any participation by any Lender, (A) such Lender's obligations under the Loan Documents (including, without limitation, its Revolving Credit Commitment and commitment, if any, hereunder to issue Letters of Credit) shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of such Revolving Credit Note and the Obligations for all purposes of this Agreement, and (D) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

          (g)    In addition to the other assignment rights provided in this
Section 10.7, any Issuer may at any time assign, in whole or in part, its rights and obligations hereunder to any other Lender, any Affiliate of any Lender or any other financial institution mutually acceptable to the Agent and the Borrower, in each case, by an instrument in form and substance satisfactory to the Agent and the parties thereto.

          (h) Subject to clause (D) of the last sentence of Section 10.7(f), each participant shall be entitled to the benefits of Sections 2.10 and 2.12 as if it were a Lender; provided, however, that anything herein to the contrary not withstanding, the Borrower shall not, at any time, be obligated to pay, in the aggregate, to or for the benefit of the participants of the interest of any Lender and such Lender, under Section 2.10 or 2.12, any sum in excess of the sum which the Borrower would have been obligated to pay to such assigning Lender in respect of such interest had such participations not been sold.

          10.8. Governing Law. This Agreement and the Revolving Credit Notes and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

          10.9. Submission to Jurisdiction; Service of Process. (a) Any legal action or proceeding with respect to this Agreement or the Revolving Credit Notes or any document related hereto or thereto may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

          (b) The Borrower irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the Borrower at its address provided herein.

          (c) Nothing contained in this Section 10.9 shall affect the right of the Agent, any Lender, any Issuer or any holder of a Revolving Credit Note to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

          10.10. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties hereto.

          10.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          10.12. Entire Agreement. This Agreement, together with all of the other Loan Documents, embody the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

          10.13. Confidentiality. Each Lender, the Agent and each Issuer agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender's, the Agent's or such Issuer's, as the case may be, customary practices and agrees that it will only use such information in connection with the financing contemplated by this Agreement and not disclose any of such information other than (a) to such Lender's, the Agent's or such Issuer's, as the case may be, employees, representatives, agents and affiliates who are or are expected to be involved in the evaluation of such information in connection with the financing contemplated by this Agreement and who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender, the Agent or such Issuer, as the case may be, on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by any bank regulator or auditor, or (d) to assignees or participants or potential assignees or participants who agree in writing for the benefit of the Borrower to be bound by the provisions of this sentence.

          10.14. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement or any other Loan Document, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                    INTERGRAPH CORPORATION

                     By: /s/ James H. Dorton
                        -------------------------
                          Name: James H. Dorton
                          Title: Treasurer


                     CITICORP USA, INC.,
                      as Agent

                     By: /s/ Timothy L. Freeman
                        --------------------------
                          Name: Timothy L. Freeman
                          Title: Atty In-fact


                     Lenders

                     CITICORP USA, INC.


                     By: /s/ Timothy L. Freeman
                        --------------------------
                          Name: Timothy L. Freeman
                          Title: Atty In-fact


                     GENERAL ELECTRIC CAPITAL CORPORATION


                     By: /s/ Elaine L. Moore
                        --------------------------
                          Name: Elaine L. Moore
                          Title: Senior Vice President as Duly Authorized


                     INTERNATIONALE NEDERLANDEN BANK N.V.


                     By: /s/ C.W.M.H. Schoermakers   /s/ W.G.M. v. Baars
                        -------------------------------------------------
                          Name:
                          Title: C.W.M.H. Schoermakers  W.G.M. v. Baars
                                 General Manager       Managing Director
                                 Corporate Banking     Corporate Banking

                      MERIDIAN COMMERCIAL FINANCE
                        CORPORATION


                     By: /s/ Christopher J. Calabrese
                        --------------------------------
                          Name: Christopher J. Calabrese
                          Title: Vice President


                     SANWA BUSINESS CREDIT CORPORATION


                     By: /s/ Peter L. Skavla
                        -----------------------------
                          Name: Peter L. Skavla
                          Title: Vice President


                     Issuers:
                     --------

                     CITIBANK, N.A.


                     By: /s/ Timothy L. Freeman
                        ------------------------
                     Name: Timothy L. Freeman
                     Title: Atty In-fact